Exhibit 2.1
Agreement and Plan of Merger
By And Among
Blackboard Inc.,
Football Merger Sub Inc.,
Angel Learning, Inc.
and
The Shareholder Representative (as defined herein)
Dated As Of May 1, 2009

-i-

-ii-

-iii-

List of Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Legal Opinion (Company)
Exhibit C	Form of Legal Opinion (Parent)
Exhibit D	Form of Indemnification Escrow Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Form of Accredited Shareholder Agreement and Letter of Transmittal
Exhibit G	Final Distribution Schedule
Exhibit H	Form of Unaccredited Shareholder Agreement and Letter of Transmittal
Exhibit I	Form of Optionholder Letter of Transmittal
Exhibit J	Shareholder Representative Scope of Authority

List of Schedules

Schedule 1.7(e)	Company Payments

-iv-

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is entered into on May 1, 2009 (the “Signing Date”) by and among Blackboard, Inc., a Delaware corporation (“Parent”), Football Merger Sub Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), ANGEL Learning, Inc., an Indiana corporation (the “Company”) and Christopher D. Clapp, in his capacity as the Shareholder Representative appointed pursuant to Section 2.7 hereof.
1.	The board of directors of the Company has approved this Agreement and determined that the Merger, including the consideration to be paid for each of the outstanding common shares of the Company (collectively, the “Shares”) in the Merger, is fair and advisable to and in the best interests of the Company and its shareholders;

2.	Shareholders of the Company holding at least seventy-five percent (75%) of the issued and outstanding capital stock of the Company have entered into a Voting Agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), in which such shareholders have covenanted and agreed, for the benefit of Parent, to vote all of their shares of Company capital stock in favor of the Merger (as defined below) and the rest of the transactions contemplated hereby; and

3.	The boards of directors of Parent and Sub have approved, and deem it advisable to enter into, this Agreement.
     Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
Article 1. The Merger
     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Indiana Business Corporation Law (“IBCL”), at the Effective Time, Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to be governed by the laws of the State of Indiana.
     Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Eastern Daylight Time on a date which shall be the second business day after satisfaction or waiver of the conditions set forth in Article 6, at the offices of Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204-3535, or at such other time, date or place as agreed to in writing by the parties hereto. The date on which the Closing actually takes place is referred to herein as the “Closing Date”. Subject to the provisions of Article 8, failure to close the
Agreement And Plan Of Merger

Merger on the date and time and at the place determined pursuant to this Section 1.2 will not automatically result in the termination of this Agreement and will not automatically relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as reasonably practicable, subject to Article 8.
     Section 1.3 Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with the relevant provisions of, the IBCL. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Indiana (or such later time as shall be agreed to by the parties hereto and is specified in the Articles of Merger) will be the “Effective Time”.
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.5 Articles of Incorporation; By-laws. At the Effective Time and without any further action on the part of the Company or Sub, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, except that the articles of incorporation shall reflect as of the Effective Time “ANGEL Learning, Inc.” as the name of the Surviving Corporation, until thereafter amended as provided therein and under the IBCL. At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the by-laws of Sub as in effect immediately prior to the Effective Time, until thereafter amended or repealed in accordance with their terms, the articles of incorporation of the Surviving Corporation, and the IBCL.
     Section 1.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
     Section 1.7 Deliveries at the Closing. At the Closing:
     (a) the Company shall deliver to Parent an opinion, dated as of the Closing Date, of counsel to the Company, in substantially the form attached hereto as Exhibit B;
     (b) the Parent shall deliver to the Company an opinion, dated as of the Closing Date, of counsel to the Parent, in substantially the form attached hereto as Exhibit C;

     (c) the Company shall deliver to Parent (i) a copy of the Company Charter Documents, including all amendments thereto, certified by the Secretary of State of Indiana as of the Closing Date or any of the five preceding business days, (ii) a certificate from (1) the Secretary of State of Indiana to the effect that the Company is in existence in Indiana on the Closing Date, (2) a certificate from the Secretary of State of New York and a certificate from the Secretary of State of New Jersey to the effect that the Company is duly qualified to do business as a foreign corporation and is in good standing in the States of New York and New Jersey on the Closing Date, (iii) a copy of the bylaws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date, (iv) a copy of resolutions, certified as of the Closing Date by the Secretary of the Company, adopted by the board of directors and shareholders of the Company authorizing the execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, (v) a copy of resolutions, certified as of the Closing Date by the Secretary of the Company, adopted by the board of directors of the Company terminating the Company’s 401(k) plan prior to the Effective Time, and (vi) a copy of resolutions, certified as of the Closing Date by the Secretary of the Company, adopted by the board of directors of the Company, authorizing the cancellation of the Company Stock Options in exchange for the cash payments to be made pursuant to Section 2.3 hereunder and the termination of the Company Stock Option Plan on or before the Effective Time.
     (d) the Indemnification Escrow Agreement, in substantially the form attached hereto as Exhibit D, shall have been executed and delivered by the parties thereto;
     (e) the Company shall deliver to Parent Schedule 1.7(e), which shall list, in reasonable detail, (i) all dividends and distributions paid or declared in respect of shares of the Company’s capital stock (“Dividends”) during the period beginning February 1, 2009 and ending at 11:59 p.m. EDT on the calendar day immediately preceding the Closing Date (the “Measurement Period”), (ii) all payments made to employees, consultants or directors outside of the ordinary course of business or otherwise inconsistent with past practices that have been paid during the Measurement Period (including all amounts paid or payable in respect of any Tax or other expense incurred or to be incurred by the Company, the Surviving Corporation or Parent in connection with such payments but excluding, for the avoidance of doubt, any Transaction Expenses, (collectively, the “Pre-Closing Transaction Payments” and, together with the Dividends, the “Pre-Closing Company Payments”), (iii) all payments committed to be made, but which have not as of the Closing been paid, to employees, consultants or directors outside of the ordinary course of business or otherwise inconsistent with past practices that have been committed during the Measurement Period or as of the Closing Date (including all amounts paid or payable in respect of any Tax or other expense incurred or to be incurred by the Company, Surviving Corporation or Parent in connection with such payments but excluding, for the avoidance of doubt, any Transaction Expenses), which shall be paid at the Effective Time or as soon as practicable thereafter (but in no event more than three (3) business days after the Effective Time) from the Surviving Corporation (collectively, the “Closing Transaction

Payments”), (iv) all Taxes and other expenses incurred or to be incurred by the Company, the Surviving Corporation or Parent in connection with the payment of the Optionholder Consideration to all holders of Company Stock Options (collectively, the “Company Option Tax Obligations”) and (v) all Transaction Expenses;
     (f) the Company shall (i) deliver to Parent a statement conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (ii) deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations;
     (g) the Company shall deliver to Parent a resignation letter, effective as of the Closing, executed by each individual serving as an officer of the Company immediately prior to the Closing;
     (h) each of Christopher D. Clapp, Bryon Parnell, Ray Henderson, Candice Roberts and David Mills, shall deliver to Parent a fully executed non-compete agreement in favor of the Company, Surviving Corporation and Parent in the form attached Exhibit E (each, a “Non-Compete Agreement”);
     (i) the Company shall deliver to Parent letters in the form attached hereto as Exhibit F (each, an “Accredited Shareholder Agreement and Letter of Transmittal”) executed by all Company shareholders who desire to represent that they are Accredited Shareholders;
     (j) the Company shall deliver to Parent a certificate executed by its President certifying that (A) each of the representations and warranties made by the Company in Sections 3.3 and 3.20 of this Agreement was accurate in all respects as of the Signing Date (other than representations and warranties in such sections that expressly speak as of a different date, in which case, such representations and warranties shall have been accurate in all respects as of such different date), and (B) each of the other representations and warranties made by the Company in this Agreement was accurate in all material respects as of the Signing Date (other than any other representations and warranties that expressly speak as of a different date, in which case, such other representations and warranties shall have been accurate in all material respects as of such different date);
     (k) the Parent shall deliver to the Company a certificate executed by its President certifying that each of the representations and warranties made by the Parent and the Sub in this Agreement is accurate in all material respects as of the Signing Date (other than representations that expressly speak as of a different date);
     (l) the Company shall deliver to Parent a schedule in substantially the form attached hereto as Exhibit G (the “Final Distribution Schedule”) setting forth the calculations of the (i) Merger Consideration, (ii) Closing Cash, (iii) Dividends, (iv) Pre-Closing Transaction Payments, (v) Closing Transaction Payments, (vi) Company Option Tax Obligations, (vii) Aggregate Accredited Shareholder Cash Consideration, (viii) Aggregate Options on a Net Issue Basis, (ix) Fully-Diluted Share Number, (x) Parent

Designated Stock Price, (xi) Per Share Accredited Shareholder Cash Amount, (xii) Per Share Stock Amount, (xiii) Per Share Value, (xiv) Total Accredited Shareholder Share Number, (xv) Optionholder Consideration for each Eligible Stock Option Holder, and (xvi) allocation of the Escrowed Cash, Escrowed Stock and the Costs and Fees Escrow Amount for each of the Eligible Shareholders. The Parent shall be entitled to rely exclusively and conclusively on the Final Distribution Schedule in making distributions of Merger Consideration hereunder and pursuant to the Indemnification Escrow Agreement; and
     (m) the Parent shall deliver the Merger Consideration to the Paying Agent and the Indemnification Escrow Agent pursuant to Sections 2.4 and 7.2.
Article 2. Conversion Of Shares
     Section 2.1 Merger Consideration.
     (a) Subject to the adjustments to be made pursuant to Section 2.5 with respect to any Dissenting Shares, and subject to Section 7.2 (in the case of Eligible Shareholders), the aggregate consideration payable to Eligible Shareholders and Eligible Stock Option Holders in connection with the Merger will be an amount equal to (1) $100,000,000, minus (2) the Transaction Expenses, minus (3) the Closing Transaction Payments, minus (4) the Company Option Tax Obligations, plus (5) the total of (A) fifty percent (50%) (up to an amount not to exceed $6,000,000) of the sum of ((i) Closing Cash plus (ii) the Pre-Closing Company Payments), minus (B) the Pre-Closing Company Payments (as calculated, the “Merger Consideration”). For purposes of this Agreement “Closing Cash” shall mean the total of the cash and cash equivalents of the Company as of the close of business (i.e., 5:00 p.m. EDT) on the day that is two (2) calendar days prior to the Closing Date (such time and date is referred to as the “Cutoff Time”). The Merger Consideration will be payable as follows:
     (i) An amount equal to the amount that results from subtracting $15,000,000 from the Merger Consideration will be paid in cash (the “Cash Consideration”) to the Paying Agent to be distributed pursuant to Section 2.4; and
     (ii) Parent will issue or cause to be issued the number shares of Parent’s fully paid and non-assessable unregistered shares of common stock, par value $0.01 per share, that result from dividing $15,000,000 by the Parent Designated Stock Price (each such share is referred to as the “Parent Stock” and all such shares are referred to as the “Stock Consideration”), payable to each Eligible Shareholder who is an Accredited Shareholder.
     (b) For purposes of this Agreement:
     (i) The “Accredited Shareholders” shall mean, collectively, those Company shareholders who have executed and delivered to Parent, prior to the Closing, an Accredited Shareholder Agreement and Letter of Transmittal.

     (ii) The “Aggregate Options” shall be the aggregate number of shares of the Company’s common stock issuable upon exercise of all Company Stock Options and any other warrants, options or other rights to purchase shares of the Company’s common stock that are outstanding immediately prior to the Effective Time (prior to giving effect to the cancellation of Company Stock Options contemplated by Section 2.3 below).
     (iii) The “Aggregate Accredited Shareholder Cash Consideration” shall be an amount equal to (A) the Cash Consideration, minus (B) the Aggregate Unaccredited Shareholder Cash Consideration, minus (C) the product of (1) Aggregate Options On A Net Issue Basis multiplied by (2) the Per Share Value.
     (iv) The “Aggregate Options On A Net Issue Basis” shall be an amount equal to (A) the Aggregate Options minus (B) the product of the Aggregate Options multiplied by (x/y), where:
x = the quotient of (1) the aggregate amount of the exercise prices otherwise payable in respect of the exercise of all of the Aggregate Options, divided by (2) the number of Aggregate Options; and
y = the Per Share Value.
     (v) The “Fully-Diluted Share Number” shall be the aggregate number of shares of the Company’s common stock issued and outstanding immediately prior to the Effective Time, plus the Aggregate Options On A Net Issue Basis, but excluding any treasury shares or shares otherwise held by the Company.
     (vi) The “Parent Average Signing Price” shall mean the average closing sales price per share of the Parent Stock on the Nasdaq Global Select Market for the twenty (20) consecutive trading days ending on the day that is two (2) trading days prior to the Signing Date.
     (vii) The “Parent Designated Stock Price” shall mean the average closing sales price per share of the Parent Stock on the Nasdaq Global Select Market for the twenty (20) consecutive trading days ending on the day that is two (2) trading days prior to the Closing Date; provided that, (A) if such amount is greater than 1.05 multiplied by the Parent Average Signing Price, then the Parent Designated Stock Price shall equal 1.05 multiplied by the Parent Average Signing Price and (B) if such amount is less than 0.95 multiplied by the Parent Average Signing Price, then the Parent Designated Stock Price shall equal 0.95 multiplied by the Parent Average Signing Price.
     (viii) The “Per Share Accredited Shareholder Cash Amount” shall be a fraction (A) the numerator of which equals the Aggregate Accredited

Shareholder Cash Consideration and (B) the denominator of which equals the Total Accredited Shareholder Share Number.
     (ix) The “Per Share Stock Amount” shall be a fraction (A) the numerator of which equals the Stock Consideration and (B) the denominator of which equals the Total Accredited Shareholder Share Number.
     (x) The “Per Share Value” shall be a fraction (A) the numerator of which equals the Merger Consideration and (B) the denominator of which equals the Fully-Diluted Share Number.
     (xi) The “Total Accredited Shareholder Share Number” shall be the aggregate number of shares of the Company’s common stock issued and outstanding immediately prior to the Effective Time held by all Accredited Shareholders.
     (xii) The “Unaccredited Shareholders” shall mean all Company shareholders who have not delivered to Parent, prior to the Closing, an executed Accredited Shareholder Agreement and Letter of Transmittal.
     Section 2.2 Conversion of Securities.
     (a) Subject to Sections 2.2(c), 2.4, 2.5 and 7.2 hereof, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or any shareholder of the Company (except as provided in clause (i) below):
     (i) each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and other than Shares held by Unaccredited Shareholders to be exchanged solely for cash pursuant to Section 2.2(b)) shall be converted into the right to receive, subject to the execution and delivery by the holder of such Share to Parent of an Accredited Shareholder Agreement and Letter of Transmittal prior to the Effective Time, (A) an amount of cash, without interest, equal to the Per Share Accredited Shareholder Cash Amount, plus (B) a number of shares of Parent Stock equal to the Per Share Stock Amount divided by the Parent Designated Stock Price;
     (i) each Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and
     (ii) each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     (b) Subject to Sections 2.4, 2.5 and 7.2 hereof, each Unaccredited Shareholder shall be deemed to have elected to receive an amount of cash (adjusted to the nearest whole cent), without interest, equal to the Per Share Value (the “Per Share

Unaccredited Shareholder Consideration”) in lieu of the Per Share Accredited Shareholder Cash Amount and the Per Share Stock Amount otherwise payable pursuant to Section 2.2(a)(i) above and, in this regard, each share of such Unaccredited Shareholder’s Shares outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the execution and delivery by the holder of such Shares to Parent of a letter, in the form attached hereto as Exhibit H (each, an “Unaccredited Shareholder Agreement and Letter of Transmittal), prior to or after the Effective Time, an amount of cash, without interest, equal to the Per Share Unaccredited Shareholder Consideration. The aggregate cash amount payable pursuant to this Section 2.2(b) shall be referred to herein as the “Aggregate Unaccredited Shareholder Cash Consideration”.
     (c) No fractional shares of Parent Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Shares who would otherwise be entitled to receive a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock issuable to such holder) shall, upon surrender of such holder’s Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Designated Stock Price.
     Section 2.3 Treatment of Company Stock Options.
     (a) At the Effective Time, each then outstanding warrant, option or right to purchase Shares (collectively, “Company Stock Options”), granted or issued by the Company, including without limitation pursuant to the Company’s 2001 Stock Option Plan (as amended, “Company Stock Option Plan”), whether or not then vested or exercisable, shall be cancelled by the Company, in accordance with the Company Stock Option Plan and resolutions duly adopted by the Company’s board of directors, a copy of which shall be delivered to Parent pursuant to Section 1.7(c) hereof, and each holder of a cancelled Company Stock Option (“Eligible Stock Option Holder”) shall be entitled to receive, subject to the execution and delivery to Parent by such holder of a letter in the form attached hereto as Exhibit I (each, an “Optionholder Letter of Transmittal”), at the Effective Time or as soon as practicable thereafter from the Surviving Corporation (and, if necessary, Parent shall provide funds to the Surviving Corporation sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount equal to (A) the product of (i) the number of common shares previously subject to such Company Stock Option, multiplied by (ii) the Per Share Value, minus (B) the aggregate exercise prices previously payable under such Company Stock Option prior to cancellation, minus (C) any amounts required to be withheld under Section 2.8 (each such payment, such Eligible Stock Option Holder’s “Optionholder Consideration”).
     (b) Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans (including, without limitation, the Company Stock Option Plan) and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, ensure that following the Effective Time no holder of any

Company Stock Option or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.
     Section 2.4 Surrender of Shares; Distribution of Merger Consideration; Stock Transfer Books.
     (a) American Stock Transfer & Trust Company shall act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the portion of the Merger Consideration to which Eligible Shareholders shall become entitled pursuant to Section 2.2(a) or Section 2.2(b) (as applicable). As of the Closing Date, the Parent or Sub will deliver the portion of the Merger Consideration payable to the Eligible Shareholders to the Paying Agent, in trust for the benefit of the Eligible Shareholders, less the respective amounts to be delivered to the Indemnification Escrow Agent pursuant to Section 7.2. The Paying Agent shall also receive any amounts (consisting of both cash and Parent Stock) distributed pursuant to the Indemnification Escrow Agreement on behalf of the Eligible Shareholders, if and when paid or released. As of the Closing Date, the Parent or Sub will deliver the portion of the Merger Consideration payable to the Eligible Stock Option Holders to the Surviving Corporation, in trust for the benefit of the Eligible Stock Option Holders.
     (b) As soon as practicable after the Effective Time (but in no event more than three (3) business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each Unaccredited Shareholder (other than any Unaccredited Shareholder who has delivered an Unaccredited Shareholder Agreement and Letter of Transmittal prior to Closing) an Unaccredited Shareholder Agreement and Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the applicable portion of the Merger Consideration therefor. Upon surrender to the Paying Agent of a stock certificate which represented Shares immediately prior to the Effective Time (whether held by an Accredited Shareholder or an Unaccredited Shareholder, a “Certificate”), together with, in the case of Accredited Shareholders, an Accredited Shareholder Agreement and Letter of Transmittal, and in the case of Unaccredited Shareholders, an Unaccredited Shareholder Agreement and Letter of Transmittal, in each case, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate (each, whether an Accredited Shareholder or an Unaccredited Shareholder, an “Eligible Shareholder”) shall be entitled to receive in exchange therefor the amounts specified in Section 2.2 and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the amounts specified in Section 2.2(a) or Section 2.2(b), as applicable. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash portions of the amounts specified in Section 2.2(a) or Section 2.2(b), as applicable, payable upon the surrender of the Certificates. If payment or issuance of such amounts, in any form, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such amounts shall have paid any transfer and other Taxes required by reason of the payment of any such amounts to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. As used in this Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
     (c) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the amounts to which the holder thereof is entitled pursuant to this Article 2. The Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Parent or the Paying Agent a bond in such sum as it may reasonable direct (it being agreed that any amount required by the Paying Agent shall be deemed reasonable) as indemnity against any claim that may be made against the Parent or Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.
     (d) As soon as practicable after the Effective Time (but in no event more than three (3) business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each Eligible Stock Option Holder an Optionholder Letter of Transmittal for use in effecting the payment of the applicable portion of the Merger Consideration therefor. Upon delivery to Parent of such Optionholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Eligible Stock Option Holder shall be entitled to receive in exchange therefor the amounts specified in Section 2.3, which (i) in the case of any Eligible Stock Option Holders who shall have delivered to Parent an Optionholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto on or before the Effective Time, shall be paid by the Surviving Corporation pursuant to a special payroll run as soon as practicable after the Effective Time (but in no event more than seven (7) days after the Effective Time), and (ii) in the case of any Eligible Stock Option Holders who shall not have delivered to Parent an Optionholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto on or before the Effective Time, shall be paid by the Surviving Corporation in a manner consistent with its normal payroll practices. No interest shall be paid or accrued for the benefit of Eligible Stock Option Holders on the cash portions of the amounts specified in Section 2.3 payable to such holders.
     (e) The Paying Agent shall pay to any Eligible Shareholder within five (5) days of receipt of payment any other amounts received pursuant to this Agreement, including any amounts received for indemnification under Section 7.4. In addition, the Paying Agent shall issue any Escrowed Property it receives on account of any disbursements received from the Indemnification Escrow Agent within five (5) days of receipt.

     (f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of common stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.
     Section 2.5 Dissenting Shares.
     (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such Shares in the time and manner provided in Section 23-1-44 of the IBCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the IBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Shareholder Consideration, but shall be entitled to receive the fair value of their Shares as shall be determined pursuant to Section 23-1-44 of the IBCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the IBCL, such holder’s Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the amounts specified in Section 2.2(a) or Section 2.2(b), as applicable, without any interest thereon. In the event a holder of Dissenting Shares appropriately perfects his, its or her appraisal rights under the IBCL, an amount allocable to the Dissenting Shares held by such holder and deposited with the Shareholder Representative or with the Paying Agent (each a “Disbursement Account”) shall be segregated and held separate pending a determination with respect to whether such holder is entitled to rights to payment pursuant to the IBCL. If it is determined that such holder is entitled to rights to payment as provided in the IBCL or if no such determination has been made at the time that all nonsegregated amounts in the applicable Disbursement Account have been or are being disbursed, the amounts allocable to such holder’s Dissenting Shares shall be disbursed to the Surviving Corporation.
     (b) The amount of funds deposited into a Disbursement Account allocable to any holder of common stock of the Company that complies with Section 2.5(a) shall be an amount equal to (A) the amount of funds deposited in such Disbursement Account (less any amounts payable from such Disbursement Account to Parent or the Surviving Corporation or other third parties) multiplied by (B) the number of Shares with respect to which the holder of Shares exercised and perfected dissenter’s rights in compliance with Section 2.5(a), divided by (C) the Fully-Diluted Share Number.
     Section 2.6 No Further Ownership Rights in the Shares. All payments of the amounts specified in Section 2.2(a) or Section 2.2(b), as applicable, made upon surrender of Certificates for Shares in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding as of the Closing. If, after the Closing, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.
     Section 2.7 Shareholder Representative. Christopher D. Clapp is hereby appointed as the “Shareholder Representative”, whose appointment will be ratified by the shareholders of the Company prior to the Effective Time pursuant to the Accredited Shareholder Agreements and Letters of Transmittal and the Unaccredited Shareholder Agreements and Letters of Transmittal which are delivered prior to the Effective Time and whose appointment will also be ratified by the Unaccredited Shareholders and Eligible Stock Option Holders after the Effective Time pursuant to each Unaccredited Shareholder Agreement and Letter of Transmittal and each Optionholder Letter of Transmittal, respectively. The Shareholder Representative shall have the power and authority to act for all purposes under this Agreement on behalf of all of the Eligible Shareholders, Eligible Stock Option Holders and holders of Shares and Company Stock Options (except Dissenting Shareholders) who have not yet become Eligible Shareholders or Eligible Stock Option Holders. By delivery of his, her or its respective Accredited Shareholder Agreement and Letter of Transmittal, Unaccredited Shareholder Agreement and Letter of Transmittal, or Optionholder Letter of Transmittal, as applicable, each former shareholder of the Company and holder of a Company Stock Option shall be deemed at the Effective Time to have irrevocably appointed the Shareholder Representative as his, her or its attorney-in-fact and agent to act for such shareholder or holder of Company Stock Option within the scope of the authority given to the Shareholder Representative and in accordance with and pursuant to the other terms and conditions described in the attached Exhibit J and made a part hereof, including, without limitation, the authority to direct the Paying Agent to receive, invest, spend and distribute the portion of the Merger Consideration payable to the Paying Agent and the authority to direct the Indemnification Escrow Agent to receive, invest, spend and distribute the Escrowed Property pursuant to the Indemnification Escrow Agreement. All reasonable fees and expenses incurred by the Shareholder Representative in connection with this Agreement shall be borne by the Eligible Shareholders on a pro rata basis. The Indemnification Escrow Agent is authorized to reimburse the Shareholder Representative for any expenses of accountants, advisors and other experts, attorney’s fees, other professionals’ fees or any other fees, costs and expenses actually incurred by the Shareholder Representative in connection with defending, settling or satisfying any Actions or Orders that relate to the performance of the Shareholder Representative’s obligations when acting in a capacity as the Shareholder Representative (collectively, “Costs and Fees”) solely at the direction of the Shareholder Representative, without verification of the Costs and Fees, solely out of the Costs and Fees Escrow Amount. The Shareholder Representative shall only direct the Indemnification Escrow Agent to distribute the Costs and Fees to the Shareholder Representative in connection with Costs and Fees. Parent, Sub, the Surviving Corporation, Paying Agent and Indemnification Escrow Agent shall be entitled to rely on the written instructions of the Shareholder Representative and shall be protected from any liability of any kind for actions taken in reliance upon such written instructions.
     Section 2.8 Withholding Taxes. Each of the Paying Agent, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from all consideration payable pursuant to this Agreement such amounts as the Paying Agent, the Company, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Company, Parent or the Surviving Corporation, respectively.
     Section 2.9 Further Action. At and after the Effective Time, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Article 3. Representations And Warranties Of The Company
     The Company hereby represents and warrants to Parent and Sub as follows as of the Signing Date and as of the Closing Date:
     Section 3.1 Organization; Charter Documents.
     (a) Organization. The Company is a corporation duly organized and validly existing under the Laws of the State of Indiana, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means (i) when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of the Company taken as a whole or (ii) the ability of the Company to consummate the Merger or any of the transactions contemplated hereby or to perform any of its obligations hereunder; provided, however, that none of the following shall constitute, shall give rise to or cause, directly or indirectly, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: events, changes, circumstances, developments or effects that arise out of or result from (i) economic, business or political factors generally affecting the economy or financial, banking or securities markets as a whole or the industries or markets in which the Company operates, except to the extent any such factor has a disproportionate effect on the Company relative to other Persons principally engaged in the same industry as the Company, or acts of war or terrorism, (ii) any change in Laws or GAAP or the interpretation thereof, (iii) any reaction of customers of the Company and Clients (including, without limitation, loss of existing or prospective customers or clients) arising out of the execution, announcement or consummation of the transactions contemplated by this Agreement or the identity of Parent, Sub or any of their respective affiliates, (iv) any action taken or process undertaken pursuant to or at the request of or with the consent of

Parent or Sub, (v) any action required to be taken under any Law, (vi) engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, (vii) any “act of God” including, but not limited to, weather, natural disasters and earthquakes, (viii) any failure by Company to meet any projections, budgets or estimates of revenues, earnings or any other financial or operational metric for any period ending on or after the Signing Date (for the avoidance of doubt, this clause (viii) shall not preclude Parent from taking the underlying case of any such failure into account in determining whether there has been a Company Material Adverse Effect), and (ix) any movement or change in the price per share of the Parent Stock on the Nasdaq Global Select Market.
     (b) Subsidiaries. The Company has no Subsidiaries and does not own or hold any equity interest of any kind in any other Person. As used in this Agreement, the term “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.
     (c) Charter Documents. The Company has delivered to Parent a true and correct copy of each of the articles of incorporation and by-laws of the Company, as amended to the Signing Date (collectively, the “Company Charter Documents”) and each such instrument is in full force and effect.
     Section 3.2 Capitalization of the Company.
     (a) Company Capitalization. The authorized capital stock of the Company consists of 1,200,000 common shares, $0.01 par value per share. As of the Signing Date, (i) 666,842 Shares were issued and outstanding and (ii) there were 176,640 outstanding Company Stock Options to purchase shares of Company common stock granted under the plans and agreements applicable to such Company Stock Options. Section 3.2(a) of the Company Disclosure Schedule lists (i) the name, address and state of residence (as set forth in the books and records of the Company) of each holder of record of Shares as of the Signing Date; (ii) the number of Shares held by each such Person and the certificate numbers therefor; and (iii) with respect to each holder of Company Stock Options, the number of Company Stock Options held by such Person, the date(s) of issuance or grant, the exercise price(s) of such Company Stock Options, whether such Company Stock Options are “incentive stock options” under the Code, and the address and state of residence of such holder. All outstanding Shares are, and all shares which may be issued pursuant to the plans and agreements applicable to the Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, nor subject to, preemptive rights or similar rights and were or will be issued in compliance with all applicable state and federal securities laws or pursuant to valid exemptions therefrom. Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, the Company has never redeemed, repurchased or otherwise acquired any shares of its capital stock, nor does it have any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities, including as a result of the transactions contemplated by this Agreement, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the (i) Voting Agreement and (ii) Shareholders Agreement dated as of July 6, 2000 among the Company’s shareholders, as amended (the “Shareholders Agreement”), which will terminate according to its terms without further need for action by the parties thereto upon the consummation of the Merger, there are no voting trusts or registration rights or other agreements or understandings to which the Company is a party with respect to the voting or disposition of the capital stock of the Company. The execution and delivery of this Agreement by the Company, and the consummation of the Merger, do not and will not contravene, breach, conflict with, constitute a violation of, or require any further action of any party under, the Shareholders Agreement.
     (b) Indebtedness. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the Signing Date, of each Contract pursuant to which any Indebtedness of the Company is outstanding or may be incurred in an amount in excess of $25,000, together with the amount outstanding thereunder as of the Signing Date, which Indebtedness includes the Company’s credit facilities with National City Bank (now a subsidiary of The PNC Financial Services Group, Inc.), which shall be paid in full and terminated prior to the Closing. No Contract pursuant to which any Indebtedness of the Company is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote. As used in this Agreement, the term “Contract” means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (whether oral or in writing), as in effect as of the Signing Date. As used in this Agreement, the term “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property or services, (iv) capitalized lease obligations, (v) any outstanding letter of credit, performance bond or similar surety obligations, (vi) any interest, penalty, fees or expenses to the extent paid in respect of any of the foregoing and (vii) guarantees, endorsements or other contingent liabilities of any of the foregoing of another Person.
     (c) Final Distribution Schedule. Upon its delivery, the Final Distribution Schedule will be true, complete and current in all respects as of the Closing Date.
     Section 3.3 Corporate Authorization; Board and Shareholder Approval.
     (a) Corporate Authorization. Except for the approval of this Agreement and the Merger by a majority of all of the votes entitled to be cast by the Company’s shareholders on such matters (the “Company Requisite Vote”), the Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the Company Requisite Vote. The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, and the Company Requisite Vote, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).
     (b) Board and Shareholder Approval. The board of directors of the Company has unanimously (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger pursuant to Section 23-1-40-3 of the IBCL, (iii) included in the Proxy Statement the recommendation of the board of directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger, and (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval. Shareholders of the Company holding at least seventy-five percent (75%) of the issued and outstanding Shares immediately prior to the Effective Time have entered into a Voting Agreement whereby they agreed to vote their shares in favor of this Agreement and the Merger pursuant to Section 23-1-40-3 of the IBCL.
     Section 3.4 Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local

U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.
     Section 3.5 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Company Charter Documents; (ii) subject to obtaining the Company Requisite Vote and obtaining all the consents, approvals and authorizations specified in clauses (i) and (ii) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any federal, state, local or foreign law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or by which any of their respective properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations specified or required to be specified in Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (A) any Contract (including the Shareholders Agreement) or (B) any Company Permit; or (iv) result in the creation or imposition of any Liens. For purposes of this Agreement, the term “Liens” means, collectively, any liens, charges, security interests, options, claims, pledges or other material encumbrances on any asset of the Company; provided, however, that liens, charges, security interests, options, claims, pledges or other material encumbrances arising out of or relating to any of the following shall not constitute Liens for purposes of this Agreement: (1) mechanic’s, materialmen’s, carriers, warehousemen, landlords and similar liens that are individually and in the aggregate not material to the Company, taken as a whole, (2) liens, charges, security interests, claims or other encumbrances with respect to current Taxes not yet due and payable or due but not delinquent, (3) liens securing rental payments under capital lease arrangements, (4) liens, charges, security interests, options, claims, pledges or other encumbrances resulting from any acts or omissions of Parent, Sub or any of their affiliates or their respective representatives, (5) non-exclusive standard licenses related to the Company’s software products granted to customers arising in the ordinary course of business and (6) other liens, charges, security interests, options, claims, pledges or other encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money or the financing of purchase price of property (which individually and in the aggregate are not material to the Company, taken as a whole).
     Section 3.6 Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls; Accounts Receivable; Accounts Payable; Cash.
     (a) The Company has provided Parent with true, correct and complete copies of the following financial statements: audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007 and December 31, 2008 for the Company; and unaudited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for the months ended March 31, 2009 for the Company (collectively, the “Company Financials”). Upon their delivery in accordance with Section 5.12, the Company shall have provided Parent with true, correct and complete copies of the Post-Signing Financial Statements.
     (b) The Company Financials and (upon their delivery) the Post-Signing Financial Statements: (i) complied as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) and applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the financial condition of the Company as at the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated. The balance sheet of the Company as of December 31, 2008 is hereinafter referred to herein as the “Company Balance Sheet,” and December 31, 2008 is hereinafter referred to herein as the “Company Balance Sheet Date”. The balance sheet of the Company as of March 31, 2009 is hereinafter referred to herein as the “Interim Balance Sheet,” and March 31, 2009 is hereinafter referred to herein as the “Interim Balance Sheet Date”.
     (c) Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, the Company does not have any liabilities or obligations that are required to be reflected on a balance sheet in accordance with GAAP except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the Interim Balance Sheet or the respective notes thereto and (ii) liabilities or obligations incurred in the ordinary course of business each with an individual value not to exceed $25,000.
     (d) The Company maintains accurate books and records reflecting the assets and liabilities of the Company’s business and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) the Company’s transactions are executed with management’s authorization; (ii) the Company’s transactions are recorded as necessary to permit preparation of the Company Financials and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented with regard to the collection of accounts, notes and other receivables on a current and timely basis.
     (e) The accounts receivable shown on the Company Balance Sheet and Interim Balance Sheet arose in the ordinary course of business, consistent with past practice, represented bona fide claims against debtors for sales and other charges and have been collected or, to the Company’s knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or Interim Balance Sheet, as applicable. Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company after the Interim Balance Sheet Date and before the Closing Date arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or, to the Company’s best knowledge, are collectible in the book amounts thereof, less allowances for doubtful accounts determined in accordance with GAAP consistently applied and the Company’s past practices which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. To the knowledge of the Company, none of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counterclaim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim. No agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 3.6(e) of the Company Disclosure Schedule sets forth an aging of the Company’s accounts receivable as of March 31, 2009.
     (f) Section 3.6(f) of the Company Disclosure Schedule sets forth an aging of the Company’s accounts payable and other current liabilities as of March 31, 2009. The Company’s accounts payable and other material obligations, including without limitation payroll and benefits, indebtedness, rent, lease and license obligations, vendor payables and Taxes, including amounts arising after March 31, 2009, are current and being paid in a manner that is consistent with past practice. The Company’s accounts payable and other current liabilities excluding deferred revenue as of the Closing Date will not, in the aggregate, exceed $2,000,000.
     (g) The cumulative Dividends or other distributions or payments paid or declared in respect of Shares by the Company on or after February 1, 2009, are in an aggregate amount equal to $2,000,526. All Dividends that have been declared or paid have been or will be paid out of legally available funds and have been or will be made in compliance with all Laws and Contracts. As of the Cutoff Time, the Closing Cash shall be as specified in the Final Distribution Schedule.
     Section 3.7 Absence of Certain Changes. Except as disclosed in Section 3.7 of the Company Disclosure Schedule or as contemplated by this Agreement, since the Company Balance Sheet Date, the business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been:
     (a) any change, development, event, condition, occurrence or effect with respect to the business of the Company that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;
     (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of its capital stock (other than the Dividends) or any repurchase for value by the Company of any of its capital stock;
     (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such capital stock;

     (d) (i) except in the ordinary course of business, consistent with past practice, any granting by the Company to any director or executive officer, officer, employee or affiliate of the Company of any increase in compensation including, but not limited to, any bonuses payable upon consummation of the Merger, (ii) any granting by the Company to any director or executive officer, officer, employee or affiliate of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements set forth in Section 3.7(d) of the Company Disclosure Schedule, or (iii) any entry by the Company into, or any amendment of, any employment, severance or termination agreement with any director, executive officer, officer, employee or affiliate;
     (e) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;
     (f) any elections with respect to Taxes by the Company or settlement or compromise by the Company of any Tax liability or refund;
     (g) any liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $50,000 in the aggregate;
     (h) any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made to employees in the ordinary course of business, consistent with past practice (which in no event exceeds $5,000 individually);
     (i) any Contract with respect to any acquisition, sale or transfer of any asset of the Company except (i) pursuant to the fiscal year 2009 capital budget approved by the Company’s board of directors, a copy of which is included in Section 3.7(i) of the Company Disclosure Schedule or (ii) purchase of assets for consideration less than or equal to $15,000 individually;
     (j) any material damage, destruction or loss, whether or not covered by insurance, affecting the Company’s assets, properties or business;
     (k) any relinquishment, termination or nonrenewal by the Company of any Contract, which has a value in excess of $15,000 individually;
     (l) any payment or discharge of any Lien or liability, which such Lien or liability was not shown on the Company Balance Sheet, other than in the ordinary course of business, consistent with past practice (which in no event exceeds $50,000 in the aggregate);
     (m) any sale, disposition, transfer or license to any Person of any rights to any Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business, or any acquisition or license from any Person of any intellectual property or any sale, disposition, transfer or providing of any copy of any source code to any Person;
     (n) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount which is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
     (o) any material change in the manner in which it extends discounts, credits or warranties to its customers or otherwise deals with its customers;
     (p) to the Company’s knowledge, any labor dispute or claim of unfair labor practices;
     (q) any termination of employment of any of its employees outside the ordinary course of business;
     (r) any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any of its Shares, Options or other equity securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any of its Shares or other securities (other than with respect to the Company Stock Options in connection with the transactions contemplated by this Agreement) or (ii) the vesting or release of any of its Shares or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;
     (s) any amendment or change to the Company Charter Documents; or
     (t) any entry into, any Contract by the Company to do any of the things described in the preceding clauses (a) through (s) (other than negotiations and agreements with Parent).
     Section 3.8 Insurance. Copies of all material insurance policies applicable to the Company have been delivered to Parent. To the knowledge of the Company: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy; (iv) all such insurance polices are customary in scope and amount of coverage for the business of the Company; (v) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed the Company of any denial of coverage or reservation of rights thereto; and (vi) the Company has not received any written notice of cancellation of any material insurance policy maintained in favor of the Company nor has it been denied insurance coverage, in either case, in the past five years.

     Section 3.9 Real Property; Title to Assets.
     (a) Owned Real Property. The Company does not own fee simple title to any real property.
     (b) Real Property Leases. Section 3.9(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases and other agreements under which the Company leases, subleases or occupies (whether as landlord, tenant, subtenant other occupancy arrangement) any real property (collectively, “Real Property Leases”). The Company has previously delivered to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms. With respect to each Real Property Lease, (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company, or, to the knowledge of the Company, any other party thereto and (ii) except as set forth in Section 3.9(b) of the Company Disclosure Schedule, the Company has not assigned, sublet or transferred its leasehold interest. The Company has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed in Section 3.9(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and (iii) other liens which do not materially interfere with the Company’s use and enjoyment of such Real Property Lease or with the conduct of the business of the Company.
     (c) Personal Property. The Company owns or leases all material furniture, fixtures, equipment, operating supplies and other personal property (collectively, the “Personal Property”) necessary to carry on its businesses as now being conducted. The Personal Property is not subject to any Liens, except as set forth in Section 3.9(c) of the Company Disclosure Schedule and except Liens which do not materially interfere with the Company’s use and enjoyment of such Personal Property or with the conduct of the business of the Company.
     Section 3.10 Company Intellectual Property.
     (a) Company Intellectual Property. The term “Company Intellectual Property” means:
     (i) the names “Angel Learning” and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);
     (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);
     (iii) all copyrights in both published and unpublished original works of authorship, whether registered or unregistered (collectively, “Copyrights”);

     (iv) all rights in mask works (collectively, “Rights in Mask Works”);
     (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); and
     (vi) all URLs and web sites;
     in each of the foregoing cases, that are used or are proposed to be used in connection with the conduct of the business of the Company as currently conducted or as currently contractually committed to be conducted pursuant to a Company Material Contract or a Company Standard Agreement.
     (b) Agreements. Section 3.10(b) of the Company Disclosure Schedule contains a complete and accurate list and summary description (other than in the case of “click through” licenses or licenses for standard, off-the-shelf software generally available to retail customers for use on personal computers) of all Contracts relating to the Company Intellectual Property to which the Company is a party or by which the Company is bound (other than “free” or “open source” software, which is addressed in Section 3.10(i) below. Except for fees paid by customers of the Company and fees paid to licensors to the Company described in Section 3.10(b) of the Company Disclosure Schedule, the Company does not pay or receive royalties. The Company has paid all fees due under, and is not otherwise in default of, any Contract related to the Company Intellectual Property. The Company has provided to Parent a true and correct copy of each of the Contracts referenced in the immediately preceding sentence (other than “click through” licenses or licenses for standard, off-the-shelf software generally available to retail customers for use on personal computers). The Company is validly licensed to use all Company Intellectual Property in the manner used in the Company’s business pursuant to the licenses disclosed or required to be disclosed on Section 3.10(b) of the Company Disclosure Schedule. Except in connection with the HMH Litigation, there are no outstanding and, to the knowledge of the Company, no threatened disputes or disagreements with respect to any such agreement.
     (c) Know-How Necessary for the Business. The Company Intellectual Property includes all of the assets necessary for the operation of the Company’s business as it is currently conducted or as currently contractually committed to be conducted pursuant to a Company Material Contract or a Company Standard Agreement. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company is the owner of all right, title, and interest in and to the Company Intellectual Property, free and clear of all Liens and other adverse claims, and has the right to use without payment to a third party all of the Company Intellectual Property. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, all information technology consultants of the Company have executed written Contracts with the Company that assign to the Company all rights arising during their engagement by the Company to any inventions, improvements, discoveries, copyrights or information relating to the business of the Company and the Subsidiary. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.
     (d) Patents. The Company owns no Patents (other than discoveries which may be patentable). To the knowledge of the Company, there is no potentially interfering patent or patent application of any third party. None of the products or services manufactured, sold or provided, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.
     (e) Trademarks. Section 3.10(e) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Marks. The Company is the sole owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens and other adverse claims. All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of the Company, no such action is Threatened with the respect to any of the Marks. No Mark is infringed or, to the knowledge of the Company, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
     (f) Copyrights. Section 3.10(f) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all registered Copyrights. The Company is the sole owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens and other adverse claims. All the registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after Closing Date. No Copyright is infringed or, to the knowledge of the Company, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is an unauthorized derivative work based on the work of a third party.
     (g) Trade Secrets. With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets, including requiring all professional and technical employees and other employees, contractors and advisors having access to valuable, non-public information of the Company to execute agreements under which such Persons are required to maintain the confidentiality of all such information of the Company.

     (h) Source Code. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, no Company source code has been delivered, licensed or made available to any escrow agent or other Person (other than employees or consultants which are bound by agreements substantially similar to the standard agreements of the Company regarding the protection of confidential or proprietary information) of the Company). Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company source code to any escrow agent or other Person. Section 3.10(h) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company is or may become obligated (with or without the passage of time, the occurrence of certain events or otherwise) to provide Company source code to any Person.
     (i) Open Source. Section 3.10(i) of the Company Disclosure Schedule sets forth a list of all “free” or “open source” software (including, but not limited to software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or Common Development and Distribution License (CDDL), or similar distribution models) which is used or distributed by the Company (alone or incorporated, integrated, or bundled with or into any Company products), or for which the Company plans to do any of the foregoing. Section 3.10(i) of the Company Disclosure Schedule also includes true and correct copies of each Contract by which the Company acquired rights to any such “free” or “open source” software. The Company is validly licensed to use all Company Intellectual Property in the manner used in the Company’s business pursuant to the licenses disclosed or required to be disclosed on Section 3.10(i) of the Company Disclosure Schedule. Neither the Company, the Company’s products, nor any software or technology developed by or for the Company is subject to any obligation or condition that would require that any of the Company’s products or any other software or other technology developed by or for the Company (A) be disclosed, distributed, or made available in source code form; (B) be licensed with the permission to create derivative works; or (C) be redistributable at no charge.
     Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no action, suit, complaint, arbitration, investigation, claim, charge or proceeding (collectively, “Actions”) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its assets, properties or rights (a) by, before or with any Governmental Authority or (b) by or with any other Person. As of the Signing Date, no officer or director of the Company is, and has not been within the prior three (3) years, a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Neither the Company nor any of its properties or assets is or are subject to any Order. The Company has not been charged with, convicted of or pleaded nolo contendere to a crime nor, to the knowledge of the Company, have any criminal charges been threatened by a Governmental Authority against the Company. To the knowledge of the Company, no officer, director or employee of the Company has been charged with, convicted of or pleaded nolo contendere to a crime with respect to actions taken in the scope of his or her duties as an officer, director or employee of the Company nor have any criminal charges been threatened by a Governmental Authority against any such Person with respect to actions taken in the scope of his or her duties as an officer, director or employee of the Company. The Company is not subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company), nor to the knowledge of the Company, is any such order or agreement being threatened against the Company.
     Section 3.12 Taxes. Except as set forth on Section 3.12 of the Company Disclosure Schedule:
     (a) The Company and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company is or has been a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company has timely paid (or has had timely paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing in the Company Financials in accordance with GAAP.
     (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
     (c) None of the Tax Returns of the Company have been examined by any Taxing Authority, no dispute or claim concerning any Tax liability is pending or threatened by any such Taxing Authority against the Company, and the Company, after due inquiry, does not reasonably expect any Taxing Authority to claim or assess any amount of additional Taxes against the Company. No written claim has been made by any Taxing Authority in any jurisdiction (other than jurisdictions where the Company files Tax Returns) that it is or may be subject to taxation by that jurisdiction. Section 3.12(c) of the Company Disclosure Schedule contains a list (by type of Tax) of states, territories and jurisdictions (whether foreign or domestic) in which the Company files or, since January 1, 2005 has filed Tax Returns.
     (d) As of the Closing Date, the Company will not be a party to, be bound by or have any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement with respect to Taxes.
     (e) There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company.
     (f) The Company (i) has never been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) (other than a group the common parent of which is the Company) or (ii) has no liability for Taxes of any Person (other than the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of Law, or as a transferee or successor, by contract, or otherwise.

     (g) The Company has not granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
     (h) The Company will not be required to include any item of income in, or exclude any deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, or (vi) any other amount of income economically accruing on or prior to the Closing Date.
     (i) The Company has not engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder, or equivalent provisions promulgated by any other applicable Taxing Authority.
     (j) The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.
     (k) The Company has no operations outside the United States and has never engaged in a trade or business or maintained a “permanent establishment” (within the meaning of applicable income Tax conventions) outside the United States.
     (l) The Company has delivered to Parent complete and correct copies of all returns filed by the Company for all Tax periods relating to income, real or personal property, sales and use Taxes, unclaimed property, gross receipts, net worth and franchise Tax.
     (m) Parent will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code in connection with the Merger.
     (n) The Company has collected and deposited with the applicable Taxing Authority all sales and use Tax due and payable in each jurisdiction in which the Company’s products or services are sold.
     (o) The consummation of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether of severance pay, termination indemnities or otherwise), acceleration, forgiveness of indebtedness, vesting (other than in connection with the Company Stock

Options in connection with the transactions contemplated by this Agreement), distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee, or otherwise limit or restrict the right of the Company or the Surviving Corporation to merge, amend or terminate any of the Benefit Plans (as defined below). There will be no payments or benefits that constitute “excess parachute payments” (as such term is defined in Section 280G of the Code) payable as a result of the consummation of the transactions described herein.
     (p) Except as set forth in Section 3.12(p) of the Company Disclosure Schedule or as a result of the transactions contemplated by this Agreement, the Company has not had an “ownership change” within the meaning of Section 382(g) of the Code.
     (q) Neither the Company nor any ERISA Affiliate is or has been party to a Contract, agreement or arrangement with any current or former Business Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any current or former Business Employee that (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004 with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).
     (r) As used in this Agreement, the term “Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed. As used in this Agreement, the term “Taxing Authority” means the Internal Revenue Service or any other Taxing Authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof. As used in this Agreement, the term “Tax Return” means any report, return, document, claim for refund, declaration or other filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.
     Section 3.13 Employee Benefit Plans.
     (a) There are no benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements or plans, incentive compensation, bonus, stock option, restricted stock, stock appreciation rights and stock purchase plans) of any type (including but not limited to any plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contributed to or maintained by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former director, officer, employee or independent contractor of the Company or any ERISA Affiliate (collectively, “Business Employees”) or with respect to which the Company has or may have a liability, other than those listed on Section 3.13(a) of the Company Disclosure Schedule (the “Benefit Plans”). Neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any Business Employee.
     (b) With respect to each Benefit Plan, (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan is so qualified and has received, or an application is pending for, a determination letter from the Internal Revenue Service that such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and (A) such letter has not been revoked and no revocation has been threatened (B) no act or omission has occurred which would have an adverse effect on such qualification (or that would cause such plan not to receive such a favorable determination letter) and, except as set forth in Section 3.13(b) of the Company Disclosure Letter, the plan has not been amended since the receipt of such letter, (C) no such plan has experienced a termination or partial termination other than events or transactions contemplated by this Agreement; (ii) such plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred; (iv) other than routine claims for benefits, no proceedings or disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such plan has incurred or will incur any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived; (viii) no plan is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, or is covered by Section 4063 or 4064 of ERISA or is subject to the funding rules of Section 412 of the Code; and (ix) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (or any successor entity thereto) (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC);
     (c) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including Sections 4063, 4064 and 4069 of ERISA).

     (d) The Company has delivered to Parent accurate and complete copies of all plan documents, summary plan descriptions, trust agreements, insurance contracts, and other related summaries, communications, and agreements including all amendments to the foregoing (and a written description of any unwritten plans or agreements); the two most recent annual reports, including attachments; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Internal Revenue Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.
     (e) Each individual who renders services to the Company who is classified by the Company, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Benefit Plans) is properly so characterized.
     (f) None of the Benefit Plans provide for postretirement welfare benefits (other than those required to be provided under Section 4980B of the Code) to be provided to any Business Employee now or in the future.
     (g) With respect to the Benefit Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. There is no liability for benefits (contingent or otherwise) under any Benefit Plan, except as set forth in the Financial Statements. The assets of each Benefit Plan which is funded are reported at their fair market value on the books and records of such plan and do not include any securities issued by the Company.
     (h) Each Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Benefit Plan as a result thereof (other than for benefits accrued in the ordinary course of business, consistent with past practice, on Financial Statements through the date of termination or amendment and reasonable administrative expenses related thereto) and no Benefit Plan, plan documentation or agreement, summary plan description or other communication made generally to employees prohibits or prevents the Company from amending or terminating any such Benefit Plan without such liability or expense.
     (i) Neither the Company nor any of their respective ERISA Affiliates or any of their respective predecessors has ever during the past six years contributed to, contributes to, has ever during the past six years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).
     (j) Except as disclosed in Section 3.13(j) of the Company Disclosure Letter, to the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company.

     (k) There are no Business Employees of the Company in the United States who are not citizens or permanent residents of the United States. There are no expatriate contracts in effect with any Business Employee or any employment contracts or independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each Business Employee of the Company working in a country other than one of which such Business Employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.
     Section 3.14 Compliance with Laws; Permits.
     (a) Compliance with Laws. Except for immaterial violations and failures: (i) the Company has conducted its business and is in compliance with all Orders and Laws and corporate policies applicable thereto and (ii) no notice, Action or assertion has been received by the Company or has been served upon the Company, or to the knowledge of the Company, has been commenced or threatened against the Company, alleging any violation of any Law applicable to it or by which its properties are bound or affected.
     (b) Company Permits. The Company holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of its business (collectively, the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Permits. The Company is in compliance in all material respects with the terms of all Company Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received notice from any Governmental Authority that the Company is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.
     Section 3.15 Environmental Matters. Except individually or in the aggregate as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company is, and at all times prior, was in compliance with all applicable Environmental Laws except for instances of non-compliance that have been resolved prior to the Closing Date, (ii) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company with respect to any matters relating to or arising out of any Environmental Law that has not been resolved prior to the Closing Date, (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under or form any property or facility now or previously owned, leased or operated by the Company, and (iv) there are no Environmental Liabilities. For purposes of this Section, the term “Company” shall include any entity which is, in whole or in part, a predecessor of the Company. As used in this Agreement, the term “Environmental Laws” means any Law, Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment, natural resources or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials. As used in this Agreement, the term “Environmental Liabilities” means any and all liabilities or obligations of or relating to the Company which (i) arise under and relate to matters covered by Environmental Laws and (ii) arise from and relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, the term “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.
     Section 3.16 Company Material Contracts. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all Company Material Contracts and Standard Company Agreements are legal, valid and binding and in full force and effect (except to the extent they have previously expired in accordance with their terms), are enforceable against the Company, and to the knowledge of the Company, against each of the other parties thereto, in each case, in all material respects in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it as of the Closing Date under the Company Material Contracts and Standard Company Agreements and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts and Standard Company Agreements is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not received any communication from any party to a Company Material Contract or a Standard Company Agreement or on behalf of any such party that the Company is in default under a Company Material Contract or a Standard Company Agreement or such party intends to cancel, terminate or fail or renew such Company Material Contract or Standard Company Agreement. Section 3.16(a) of the Company Disclosure Schedule contains a complete and correct list of all of the Company Material Contracts (other than order forms executed by the Company and its customers and the form ANGEL Learning, Inc. Software Terms and Conditions incorporated therein, a true and correct copy of the current version of both is set forth in Section 3.16 of the Company Disclosure Schedule and referred to herein collectively as the “Standard Company Agreement”). True and correct copies of the Company Material Contracts have been made available to Parent (other than executed copies of the Standard Company Agreements). Set forth in Section 3.16 of the Company Disclosure Schedule is a complete and accurate list of all (i) customers party to Standard Company Agreements in effect as of the Signing Date, (ii) customers party to software terms and conditions with the Company which deviate from the Standard Company Agreement (other than in respect of governing law and party names and addresses) (except as otherwise set forth on Section 3.16 of the Company Disclosure Schedule, true and correct redlined copies of all such software terms and conditions between the Company and its customers showing deviations from the Standard Company Agreement have been made available to Parent) and (iii) customer order forms with the Company which deviate from the Standard Company Agreement (other than in respect of governing law and party names and addresses) (true and correct copies of all such order forms which so deviate from the Standard Company Agreement have such deviations noted in a separate section on the forms themselves or a separate amendment which have been made available to Parent). As used in this Agreement, the term “Company Material Contract” means:

     (a) any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company’s fiscal year ended December 31, 2008 by the Company in excess of $25,000;
     (b) any Contract that contains any express material restriction on the ability of the Company to compete or to provide any products or services generally or in any market segment or any geographic area or that would obligate the Company or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;
     (c) any Contract or arrangement under which the Company has (i) incurred any indebtedness for borrowed money that is currently outstanding or (ii) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $25,000;
     (d) any Contract or license pursuant to which the Company obtains any Company Intellectual Property that is necessary for the marketing, distribution or sale of any of its products;
     (e) any partnership or joint venture agreement to which the Company is a party;
     (f) any distribution, original equipment manufacturing, reseller, marketing, publishing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by the Company;
     (g) any Contract in which the Company has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing, manufacturing, publishing or on line distribution rights, rights of refusal, rights of first negotiation or similar rights;
     (h) any Contract which provides for the development of any software, content (including textual content and visual or graphics content), technology or intellectual property rights, independently or jointly, by or for (or for the benefit or use of) the Company;
     (i) any Contract to license or authorize any third party to manufacture, reproduce or use any of the Company’s products, services, technology or Company Intellectual Property (other than the Standard Company Agreements);
     (j) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers, distributors, employees and consultants in the ordinary course of business, consistent with past practice;

     (k) any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants, independent contractors or affiliates or any other type of Contract with any of its directors, officers, employees, consultants, independent contractors or affiliates which is not terminable on less than thirty (30) days notice by it without cost or other liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant, independent contractor or affiliate on account of the transactions contemplated hereby;
     (l) any Contract containing indemnification, warranty or similar provisions with respect to products or services or any Contract containing any support, maintenance or service obligation or cost on the part of the Company, other than the Company’s agreements entered into in the ordinary course of business, consistent with past practice, which agreements have been made available to Parent and which contain customary indemnity and warranty provisions;
     (m) any Contract for the sale, licensing or leasing by or to the Company of any assets, properties, products, services or rights having a value in excess of $25,000 or which is material to the Company’s business (other than the Standard Company Agreements);
     (n) any Contract or plan relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any capital stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any capital stock, other securities or options, warrants or other rights therefor of the Company;
     (o) any Contract under which it provides any professional services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, having a value in excess of $25,000 or which is material to the Company’s business;
     (p) any Contract with any labor union or any collective bargaining agreement or similar Contract with the Company’s employees;
     (q) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
     (r) any Contract between the Company and any Governmental Authority or concerning any permit issued by any Governmental Authority;
     (s) any client Contract in which services, other than hosting, are required to be performed and have not been completed and accepted by the client; and
     (t) any client Contract in which Company is obligated to deliver a product and such product has not been delivered to client.

     Section 3.17 Finders’ Fees. Other than Evercore Group L.L.C., a Delaware limited liability company (“Evercore”), no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company in connection with the consummation of the transactions contemplated by this Agreement.
     Section 3.18 Transactions with Affiliates. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no Contracts or material transactions between the Company, on the one hand, and any (a) executive officer or director of the Company, (b) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) affiliate of any such executive officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.
     Section 3.19 Labor Matters. The Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or other labor organization, nor is the Company the subject of any material Action asserting that the Company has committed an unfair labor practice or seeking to compel the Company to bargain with any labor union or other labor organization nor has there even been nor is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company. The Company has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice or collective dismissal Law. The Company has complied in all material respects with all applicable Laws related to the employment of labor, including provisions thereof relating to wages, hours, overtime (exempt/non-exempt), equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes. There are no Actions pending, or to the Company’s knowledge, threatened by or on behalf of any present or former employee of the Company alleging any claim for material damages including but not limited to breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any Law concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the employment of each employee of the Company is terminable at will by the Company without penalty, liability or severance obligation incurred by the Company, except for statutory obligations or obligations incurred under the Benefits Plans of the Company identified on Section 5.2 of the Parent Disclosure Schedule, and each independent contractor of the Company has been correctly classified as such.
     Section 3.20 Hart-Scott-Rodino Matters. For purposes of Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder (the “HSR Act”), no entity holds fifty percent (50%) or more of the Company’s voting securities or has the contractual power to designate percent (50%) percent or more of the Company’s board of directors, and the total assets reported on the Company’s last balance sheet regularly prepared immediately prior to the closing of the transactions contemplated by this Agreement (which balance sheet shall have consolidated the total assets of all subsidiaries of the Company) are below $13,000,000.

     Section 3.21 Clients and Suppliers.
     (a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of each client that purchased or renewed products or services or licensed products from the Company during the two-year period ended as of the Interim Balance Sheet Date (collectively, the “Clients”) and the next contract renewal date with respect to each Contract with such Client. Except as disclosed in Section 3.21(a) of the Company Disclosure Schedule, to the knowledge of the Company, the relationships of the Company with the Clients are, in all material respects, good commercial working relationships. Except as disclosed in Section 3.21(a) of the Company Disclosure Schedule, no Client has given the Company notice (orally or in writing) that such Client does not intend to renew its Contracts with the Company.
     (b) Section 3.21(b) of the Company Disclosure Schedule sets forth a list of each supplier of goods and services to the Company in excess of $25,000 and the dollar volume involved for the two-year period ended as of the Signing Date (collectively, the “Suppliers”). To the knowledge of the Company, the relationships of the Company with the Suppliers are, in all material respects, good commercial working relationships. No Supplier has given the Company notice (orally or in writing) that such Supplier does not intend to renew its Contracts with the Company. Except as disclosed in Section 3.21(b) of the Company Disclosure Schedule, no Supplier is the sole supplier of any significant product or service to the Company. No pending purchase order or commitment of the Company is outside of the ordinary course of business.
     (c) Section 3.21(c) of the Company Disclosure Schedule sets forth the aggregate Annual Client Contract Value as of the Interim Balance Sheet Date of all Contracts with Clients listed by client. All such Contracts are valid and binding agreements of the Company and are in full force and effect and neither the Company nor, to the Company’s knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, and to the Company’s knowledge, there is no event or circumstance that, with notice or lapse of time or both, would constitute any event of default thereunder. “Annual Client Contract Value” shall be calculated by determining, for each Client Contract in effect and signed on or prior to March 31, 2009, the daily value of the renewable, recurring portion of such Contract (determined as of the close of business on April 1, 2009), then multiplying by 365 days to determine an annualized amount, and the daily value shall be calculated by dividing the renewable, recurring portion of the total Contract value by the number of days in the Contract period.
     (d) Section 3.21(d) of the Company Disclosure Schedule sets forth the Company’s renewal rate as a percentage of all Contracts with Clients (on both a unit and revenue basis) that were subject to renewal during the one-year periods ended December 31, 2008 and December 31, 2007.
     (e) Section 3.21(e) of the Company Disclosure Schedule sets forth (i) a list of all clients whose Contracts terminated without renewal during the period from January 1, 2009 to March 31, 2009 with associated contract value and (ii) a list of all clients which have provided notice of termination on Contracts which will terminate after March 31, 2009.
     Section 3.22 Books and Records. The Company’s minute books and other similar records contain complete and accurate records in all material respects of all actions taken at any meetings of its shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The Company’s books and records accurately reflect in all material respects its assets, liabilities, business, financial condition and results of operations and have been maintained in accordance with commercially reasonable business and bookkeeping practices. Section 3.22 of the Company Disclosure Schedule contains a list of all the Company’s bank accounts and safe deposit boxes and the names of persons having signature authority with respect thereof or access thereto.
     Section 3.23 Powers of Attorney. There are no powers of attorney in force given by the Company. No person, as agent or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the Company’s ordinary course of business.
     Section 3.24 Full Disclosure. To the knowledge of the Company, neither this Agreement, nor the exhibits and schedules attached hereto, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
Article 4. Representations And Warranties Of Parent And Sub
     Parent and Sub jointly and severally represent and warrant to the Company as follows as of the Signing Date and as of the Closing Date:
     Section 4.1 Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized and validly existing under the Laws of the State of Indiana. Parent and Sub are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Subsidiaries taken as a whole.
     Section 4.2 Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the board of directors of Parent and Sub, and have been adopted by Parent as the sole shareholder of Sub. No vote of any class or series of Parent’s capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, good faith and fair dealing, regardless of whether in a proceeding at equity or at Law).
     Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (ii) filings and notices not required to be made or given until after the Effective Time; and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.
     Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (i) contravene or conflict with any provision of each of Parent’s and Sub’s certificate of incorporation and by-laws; (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (iii) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under (A) any provision of any material Contract binding upon Parent or Sub or (B) any material license, franchise, or permit held by Parent or Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Sub, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.
     Section 4.5 Information Supplied. To the knowledge of Parent, none of the information supplied by Parent or Sub for inclusion or incorporation by reference in such proxy or information statement and all amendments or supplements thereto, if any, similarly mailed (“Proxy Statement”) or any amendment or supplement thereto contained, at the date the Proxy Statement or any amendment or supplement thereto was first mailed to shareholders of the Company and at the time of the Shareholders Meeting (as defined below), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.6 Litigation. As of the Signing Date, except as set forth on Section 4.6 of the Parent Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.
     Section 4.7 Finders’ Fees. The Company will not be responsible for any fee or commission to any investment banker, broker, finder, other intermediary or other Person upon consummation of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Sub.
     Section 4.8 Sub. Sub is a newly-formed wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.
     Section 4.9 Financing. Parent or Sub are and will be able to pay the Merger Consideration, as when and if due under this Agreement.
     Section 4.10 Stock Consideration. As of the Effective Time there will be, sufficient authorized and unissued shares of common stock of the Parent to enable Parent to issue in the Merger the portion of the Merger Consideration consisting of Stock Consideration. The Stock Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.
Article 5. Covenants
     Section 5.1 Interim Operations of the Company. Except as expressly contemplated hereby or with the written consent of the Parent, which will not be unreasonably withheld, after the Signing Date and prior to the Effective Time, the Company shall:
     (a) conduct its operations in the ordinary course of business in all material respects and in substantially the same manner as such operations have been conducted prior to the Signing Date;
     (b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;
     (c) keep in full force all insurance policies in place as of the Signing Date;

     (d) use commercially reasonable efforts to collect its receivables in the ordinary course of business consistent with past practice;
     (e) pay its liabilities in the ordinary course of business consistent with past practice;
     (f) close its monthly and periodic financial books and records and reporting in the ordinary course of business consistent with past practice;
     (g) ensure that the Company’s officers confer regularly with Parent concerning operational matters and otherwise report regularly to Parent concerning the status of the Company’s business, condition, assets, liabilities, operations, financial performance and prospects;
     (h) promptly notify Parent of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;
     (i) not sell or otherwise issue any shares of capital stock or any other securities;
     (j) not amend any of the Company Charter Documents, nor effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
     (k) not form any subsidiary or acquire any equity interest or other interest in any other Person;
     (l) not make any capital expenditure, except for capital expenditures that are made in the ordinary course of business and that, when added to all other capital expenditures made on behalf of the Company during the period between the Signing Date and the Effective Time, do not exceed $15,000 in the aggregate;
     (m) not enter into or permit any of the assets owned or used by the Company to become bound by any Contract;
     (n) not establish or adopt any Benefit Plan, and not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;
     (o) not change any of its methods of accounting or accounting practices in any respect;
     (p) not commence any Action;
     (q) not enter into any transaction or take any other action of the type referred to in Section 3.7;

     (r) not knowingly or intentionally enter into any transaction or knowingly or intentionally take any other action that causes or constitutes a breach of any representation or warranty made by the Company in this Agreement if such transaction had been entered into, or such action had occurred, on or prior to the Signing Date; and
     (s) not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(r)” of this Section 5.1.
     Section 5.2 Employee Matters. From the Effective Time through December 31, 2009, Parent shall honor the Benefit Plans of the Company identified on Section 5.2 of the Parent Disclosure Schedule or shall provide, or cause the Surviving Corporation to provide, benefits to Business Employees under substitute plans or arrangements that are no less favorable in the aggregate to such Business Employees than those provided under such Benefit Plans identified in Section 5.2 of the Parent Disclosure Schedule.
     Section 5.3 Shareholders Approval. The Company shall, in accordance with all applicable state and federal securities Laws, the IBCL, all other applicable Law and the Company Charter Documents, (a) duly call, give notice of, hold and convene a special meeting of its shareholders within ten (10) calendar days following the date that the Proxy Statement referred to in Section 5.6 below is initially mailed, to consider and vote on the approval of this Agreement and the Merger and the transactions contemplated hereby, which meeting shall not be adjourned (the “Shareholders Meeting”); or alternatively (b) obtain a unanimous written consent, in form and substance reasonably acceptable to the Parent and its counsel, executed by all of the Company’s shareholders, approving this Agreement and the Merger and the transactions contemplated hereby, and deliver a true, correct and complete copy of such executed unanimous written consent to Parent promptly upon receipt of the same and in any event not later than ten (10) calendar days following the date that the Proxy Statement referred to in Section 5.6 below is mailed (the “Shareholders Consent”).
     Section 5.4 Publicity. Except in connection with obtaining the Company Requisite Vote, as may be required by Law or stock market rule, prior to Closing, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without prior consultation and approval from the other party, and in all such cases shall use all commercially reasonable efforts to consult with the other party prior to such release or announcement being issued. Notwithstanding the foregoing, Parent and its officers, directors and other representatives shall be entitled to make public announcements, press releases, emails and other communications and communicate with news media, clients, prospective clients, journalists and other members of the financial community in respect of this Agreement and the transactions contemplated hereby without having to obtain any prior consent.
     Section 5.5 Directors’ and Officers’ Insurance. Prior to the Closing Date, the Company shall obtain a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable as the Company’s existing coverage, providing the Company’s directors and officers with the coverage described in this Section 5.5 for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.
     Section 5.6 Proxy Statement. The Company shall cause a Proxy Statement with respect to the Shareholders Meeting (or Shareholders Consent, if applicable) at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and the transactions contemplated hereby to be mailed to the Company’s shareholders as soon as practicable and in any event no later than one business day following the Signing Date. The Proxy Statement shall include the unanimous recommendation of the Company’s board of directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger. The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly mailed (understanding that an information statement would not involve the solicitation of proxies). Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and mailing of the Proxy Statement pursuant to this Section 5.6. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its mailing and shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and the Company shall mail to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement. The information provided and to be provided by Parent, Sub and the Company, respectively, for use in the Proxy Statement shall not contain, on the date the Proxy Statement is first mailed to the Company’s shareholders and on the date of the Shareholders Meeting (or Shareholders Consent, if applicable), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.
     Section 5.7 Cooperation; Best Efforts.
     (a) Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Proxy Statement and (ii) in seeking any necessary actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishings information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers if necessary.
     (b) From and after the Signing Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, (i) the Company shall use its reasonable best efforts to cause the conditions set forth in Section 6.1 to be satisfied on a timely basis and (ii) each of the Parent and Sub shall use its reasonable best efforts to cause the conditions set forth in Section 6.2 to be satisfied on a timely basis.

     Section 5.8 Tax Matters.
     (a) Tax Indemnification. In addition to the indemnification provisions of Article 7, the Parent Indemnified Persons shall be held harmless and indemnified from and against (i) all Taxes (or the non-payment thereof) of the Company for all Preclosing Tax Periods (as allocated pursuant to Section 5.8(b)), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that (i) the Parent Indemnified Persons shall only be entitled to indemnification pursuant to this Section 5.8 or Article 7 (solely with respect to claims for indemnification arising out of any representations or warranties of the Company contained in Section 3.12 of this Agreement (other than Section 3.12(o)) to the extent that such Taxes are in excess of the amount reserved for such Taxes on the Interim Balance Sheet as appropriately adjusted for changes in income Tax liability between the Interim Balance Sheet Date and the Closing Date, provided such reserves are established in accordance with GAAP and specify the nature, amount and jurisdiction of each amount included in such reserve and (ii) the Parent Indemnified Persons shall only be entitled to indemnification pursuant to this Section 5.8 to the extent that such Taxes exceed the Tax Deductible; provided that the Tax Deductible shall not apply in the case of any Taxes related to or otherwise arising in connection with Company’s or Parent’s inability to utilize research and experimentation Tax credits.
     (b) Allocation of Taxes. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. In the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (ii) above bears to the total amount of Taxes for such Taxable period. For the avoidance of doubt and notwithstanding any contrary provision of Tax Law or accounting principle, the employer’s share of all payroll, employment, unemployment and similar Taxes payable with respect to all stock option exercises, payments to stock option holders, and all other payments of compensation to any Person in connection with the Merger, shall be allocable to the Preclosing Tax Period.

     (c) Cooperation on Tax Matters. Parent and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax Contest and the preparation and filing of each Tax Return. Such cooperation shall include, upon either party’s request, providing records and information that are reasonably relevant to such Tax Contest or Tax Return, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided. The parties shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Preclosing Tax Periods until the expiration of the applicable statute of limitations, without the prior written consent of the other party, and before any disposition or destruction of such materials at any time, the party in possession of such materials will provide the other party the opportunity to take possession of such materials and documents.
     (d) Tax Deductible. The Parent shall cause the Surviving Corporation to obtain any refund that is available, including without limitation, (i) by carrying back to Preclosing Tax Periods any federal and state net operating losses attributable to Preclosing Tax Periods to the extent permitted by Tax Law and (ii) through filing appropriate forms with the applicable Taxing Authorities. The Parent shall promptly notify the Shareholder Representative in writing of any Tax refund(s) received by the Surviving Corporation after the Closing that relate to any Preclosing Tax Period.
     (e) Transfer Taxes. The Shareholders shall be liable for all transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated hereby. Parent will cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.
     (f) Interaction with Article 7. The Deductible (as defined in Section 7.3(d)(i)) does not apply to this Section 5.8 but the Tax Deductible does apply to Article 7 (solely to the extent arising out of any representations or warranties of the Company contained in Section 3.12 of this Agreement (other than any representation or warranty of the Company contained in Section 3.12(o) of the Agreement)). Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 5.8 directly conflicts with a provision of Article 7, this Section 5.8 shall govern.
     (g) Definitions. For purposes of this Agreement:
     (i) “Preclosing Tax Period” means a Tax period ending on or before the Closing Date, and with respect to any Tax period that includes (but does not end on) the Closing Date, that portion of such Tax period from the first day of such Tax period through and including the Closing Date.
     (ii) “Tax Contest” means any audit, investigation, litigation, suit or similar proceeding involving any Taxes or Tax issue.

     (iii) “Tax Deductible” means the amount of any cash Tax refund received by Parent or the Surviving Corporation that relates to the Company’s Taxes for any Pre-Closing Tax Period not already received as of the Effective Time, plus any additional actual (or hypothetical) Tax refund that is (or would have been) received if any tax deduction associated with the Optionholder Consideration were allocated to the Preclosing Tax Period, provided that no such actual or hypothetical Tax refund amount shall be counted more than once. For the avoidance of doubt, Parent may, in its discretion, allocate any such tax deduction associated with the Optionholder Consideration to the Preclosing Tax Period or the period after the Closing, as Parent deems appropriate, provided that for purposes of determining the amount of the Tax Deductible, such deductions shall be deemed to be allocated as specified in the immediately preceding sentence.
     Section 5.9 No Negotiation. The Company shall ensure that, from the Signing Date up until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article 8, neither the Company, nor any of its officers, directors, employees, advisors or other representatives, directly or indirectly:
     (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to any Acquisition Transaction;
     (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Parent) relating to any Acquisition Transaction; or
     (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Parent) relating to any Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” shall mean any transaction involving: (x) the sale or other disposition of all or any portion of the Company’s business or assets (other than in the ordinary course of business); (y) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or (z) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.
     Section 5.10 Preliminary Distribution Schedule. On or before the Cutoff Time, the Company will deliver to the Parent a preliminary distribution schedule based on information known at that time with all fields (that would be contained in the Final Distribution Schedule) updated and calculated as of the Closing Date.
     Section 5.11 Resales of Parent Stock. The Parent agrees to reissue certificates representing any of the Parent Stock without any restrictive legend (a) when Escrowed Shares are released from escrow upon the Escrow Release Date or any other date that is at least one year from the Effective Time, except in the case where Escrowed Shares are released to an affiliate of

Parent within the meaning of Rule 144, as promulgated under the Securities Act of 1933, as amended and (b) if at such time, such holder thereof shall give written notice to the Parent describing the manner and terms of such transfer and removal as the Parent may reasonably request. Such proposed transfer and removal will not be effected until such Accredited Shareholder Complies with the transfer restrictions set forth in the Accredited Shareholder Agreement and Letter of Transmittal. The Parent will respond to any such notice from a holder within five (5) business days. Parent covenants and agrees to use its best efforts to satisfy the current public information requirement pursuant to Rule 144(c)(1), as promulgated under the Securities Act of 1933, as amended, for the period beginning on the Effective Time and ending twelve (12) months after the Effective Time. The agreements and covenants of Parent in this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Accredited Shareholders and the Shareholder Representative and their respective heirs, permitted successors and assigns and legal representatives.
     Section 5.12 Delivery of Post-Signing Financial Statements. From and after the Signing Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, the Company shall promptly, and in any event within fifteen (15) days after the end of each month ending after the Signing Date, provide Parent with true, correct and complete copies of unaudited monthly consolidated financial statements (balance sheet and statement of operations), which shall fairly represent in all material respects the consolidated financial position of the Company as of the date thereof and the consolidated results of operation of the Company for the period covered thereby (the financial statements referred to in this Section 5.12 are referred to collectively as the “Post-Signing Financial Statements”).
Article 6. Conditions
     Section 6.1 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) Shareholder Approval. Shareholders of the Company holding at least seventy-five percent (75%) of the issued and outstanding Shares shall have approved the Merger.
     (b) Accuracy of Representations.
     (i) Each of the Company’s representations and warranties set forth in Sections 3.3 and 3.20 of this Agreement shall have been accurate in all respects as of the Signing Date (other than representations and warranties in such sections that expressly speak as of a different date, in which case, such representations and warranties shall have been accurate in all respects as of such different date).
     (ii) Each of the Company’s representations and warranties made in this Agreement other than in Sections 3.3 and 3.20 shall have been accurate in all material respects as of the Signing Date (other than such other representations and warranties that expressly speak as of a different date, in which case, such other representations and warranties shall have been accurate in all material respects as of such different date).
     (c) Performance of Obligations.
     (i) Parent shall have received each of the deliverables required to be delivered to Parent pursuant to Section 1.7.
     (ii) All of the other covenants and obligations that the Company is required to comply with or to perform pursuant to Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.10 and 5.12 at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     (d) No Company Material Adverse Effect. There shall have been no Company Material Adverse Effect since the Signing Date.
     (e) No Proceedings. Since the Signing Date, other than in connection with any Dissenting Shares, there shall not have been commenced against Parent, Sub or the Company, or against any Person affiliated with any of Parent, Sub or the Company, any Action (other than an Action commenced by any federal or state Governmental Authority in respect of anti-trust Laws) (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby or (iii) that may reasonably likely result in a Parent Material Adverse Effect or a Company Material Adverse Effect.
     (f) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or any Person affiliated with Parent to suffer any adverse consequence under (i) any applicable Law or Order, or (ii) any Law or Order that has been proposed by or before any Governmental Authority.
     (g) Delivery of Letters of Transmittal. Each of the Company’s shareholders shall have executed and delivered to Parent a validly completed Accredited Shareholder Agreement and Letter of Transmittal or an Unaccredited Shareholder Agreement and Letter of Transmittal, as applicable, each of which remains in full force and effect.
     Section 6.2 Condition to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions:
     (a) Company Requisite Vote. The Company shall have obtained the Company Requisite Vote.
     (b) Accuracy of Representations. Each of Parent’s representations and warranties set forth in Article 4 shall have been accurate in all material respects as of the Signing Date other than representations and warranties in such sections that expressly speak as of a different date, in which case, such representations and warranties shall have been accurate in all material respects as of such different date).
     (c) Performance of Obligations.
     (i) The Company shall have received each of the deliverables required to be delivered to the Company pursuant to Section 1.7.
     (ii) All of the other covenants and obligations that Parent is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     (d) No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent or any Person affiliated with Parent to suffer any adverse consequence under (i) any applicable Law or Order, or (ii) any Law or Order that has been proposed by or before any Governmental Authority.
Article 7. Survival; Indemnification
     Section 7.1 Survival. All of the representations, warranties, covenants and agreements of the Company, Parent and Sub contained in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive (and not be affected in any respect by) the Closing, but the representations and warranties of the Company, Parent and Sub shall terminate on, and no claim or Action with respect thereto may be brought, after the earlier of (a) that date which is eighteen (18) months from the Closing Date and (b) that date which is ninety (90) days after the Surviving Corporation receives a completed audit from Surviving Corporation’s outside financial auditors for the fiscal year ending 2009; provided, however, that in no event shall this date be sooner than that date which is the one year anniversary of the Closing Date (such termination date is referred to herein as the “Escrow Release Date”). Notwithstanding the foregoing, the Company’s representations and warranties contained in Section 3.1 (Organization; Charter Documents), Section 3.2 (Capitalization of the Company), Section 3.3 (Corporate Authorization; Board and Shareholder Approval) and Section 3.12 (Taxes) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations for such matters, at which time they shall terminate. Notwithstanding the foregoing two sentences, if a Notice of Claim (as defined below) with respect to a particular representation, warranty or covenant of any party is given to such party on or prior to the applicable expiration date of such representation, warranty or covenant, then, notwithstanding anything to the contrary contained in this Section 7.1, the claim asserted in such Notice of Claim shall survive until such time as such claim is fully and finally resolved. After the Escrow Release Date, if no Notice of Claim has been received (or, if a Notice of Claim has been received, with respect to amounts in excess of the Notice of Claim) any remaining Escrowed Property or other securities, cash or other amounts held by the Indemnification Escrow Agent shall be distributed to the Paying Agent for distribution pursuant to Section 2.4, as more particularly provided in the Indemnification Escrow Agreement.

     Section 7.2 Funding of Escrow. At the Effective Time, Parent shall withhold from the payments otherwise payable to each Eligible Shareholder pursuant to Sections 2.2(a) and 2.2(b), as applicable, an aggregate amount equal to (a) $10,000,000 from amounts otherwise payable to such Eligible Shareholder (allocated against each Eligible Shareholder on a pro rata basis based on the aggregate amounts otherwise payable to each Eligible Shareholder, each such holder’s “Escrow Amount”) plus (b) $200,000 (allocated against each Eligible Shareholder on a pro rata basis based on the aggregate amounts otherwise payable to each Eligible Shareholder, each such holder’s “Costs and Fees Escrow Amount”). The Parent shall withhold (a) cash in respect of the Escrow Amounts and the Costs and Fees Escrow Amounts in the case of Eligible Shareholders that are Unaccredited Shareholders, (b) Parent Stock (valued based on the Parent Designated Stock Price) in respect of the Escrow Amounts in the case of all other Eligible Shareholders and (c) cash in respect of the Costs and Fees Escrow Amounts in the case of all other Eligible Shareholders. Parent shall deposit such withheld Escrow Amounts and Costs and Fees Escrow Amounts with American Stock Transfer & Trust Company (the “Indemnification Escrow Agent”) in accordance with the terms of the Indemnification Escrow Agreement. The amount of cash deposited with the Indemnification Escrow Agent (other than cash deposited pursuant to the Costs and Fees Escrow Amounts) shall be referred to as the “Escrowed Cash” and the shares of Parent Stock deposited with the Indemnification Escrow Agent shall be referred to as the “Escrowed Stock” and the Escrowed Cash, Costs and Fees Escrow Amounts and Escrowed Stock together shall be referred to herein as the “Escrowed Property”. The Escrowed Property will be governed by the terms set forth in the Indemnification Escrow Agreement. The Escrowed Stock and Escrowed Cash shall be held for the purpose of indemnifying the Parent Indemnified Persons pursuant to the indemnification provisions set forth in Section 5.8 and this Article 7. The Costs and Fees Escrow Amounts shall be held for disbursement to the Shareholder Representative from time to time, upon the direction of the Shareholder Representative in connection with the payment of Costs and Fees of the Shareholder Representative. With respect to satisfaction of indemnification claims and disbursements made pursuant to Section 7.5(d) below, each share of Parent Stock held in the Indemnification Escrow Agreement shall be deemed to have a value equal to the Parent Designated Stock Price (subject to appropriate adjustment after the Effective Time for stock splits, combinations, stock dividends, recapitalizations, reclassifications, reorganizations, and the like).
     Section 7.3 Post-Closing Indemnification.
     (a) From and after the Closing, and subject to the limitations herein, the Surviving Corporation and Parent and their respective directors, officers, employees, agents, shareholders, subsidiaries, affiliates, successors and assigns (each a “Parent Indemnified Person” and, collectively, the “Parent Indemnified Persons”) will be indemnified and held harmless from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of accountants, advisors and other experts, and reasonable attorneys’ fees and expenses), including, without limitation, interest, penalties, disbursements and expenses not otherwise paid by or recovered from an applicable policy (or policies) of insurance (collectively, “Losses”) arising out of (i) the breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement, (ii) the breach by the Company of, or the failure by the Company to perform, any of the covenants or other agreements contained in this Agreement to be performed by the Company prior to or at the Closing, (iii) the Company’s litigation (the “HMH Litigation”) with Houghton Mifflin Harcourt Publishing Company and its affiliates (collectively, “HMH”), excluding any litigation related to patent claims asserted by the Company or any of its affiliates against HMH after Closing, which patent claims shall not be indemnifiable nor constitute Losses under this Agreement; provided that notwithstanding the foregoing, any patent claims asserted by HMH against the Company, and any patent claims asserted by the Company or any of its affiliates against HMH after Closing in defense of any patent claims asserted by HMH, shall be indemnifiable and shall constitute Losses under this Agreement, (iv) any matters set forth in Sections 3.10(c), 3.11 or 3.14 of the Company Disclosure Schedule, (v) any Dissenting Share Liabilities (as defined below), (vi) claims made against the Surviving Corporation or Parent by a third party related to the license or failure to license by the Company of such third party’s software or other intellectual property, including without limitation, Microsoft licensing or (vii) claims made against Parent or the Surviving Corporation by the counterparty to that certain agreement set forth in Section 3.10(c)(1) of the Company Disclosure Schedule alleging that the execution and delivery of this Agreement by the Company, or the consummation of the Merger, contravened, breached, conflicted with or constituted a violation of such agreement set forth in Section 3.10(c)(1) of the Company Disclosure Schedule. In determining the amount of any Losses for which an Indemnified Person is entitled to indemnification, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds or other third party recoveries received by such Indemnified Person or any of its affiliates in respect of such Losses; provided that nothing in this Section 7.3(a) shall be deemed to limit the right of Parent Indemnified Persons to be advanced amounts from the Escrowed Property in respect of fees, costs and expenses as set forth in Section 7.5(d) below. If an indemnification payment is received by an Indemnified Person, and such Person, or any of its affiliates, later received insurance proceeds or other third party recoveries in respect of such Losses, such Indemnified Person shall promptly pay to the Indemnifying Party a sum equal to the lesser of (i) the Indemnifying Party’s pro rata share (based on percentage of Merger Consideration received by such Indemnifying Party) of the actual amount of insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses.
     (b) For purposes of this Agreement, “Dissenting Share Liabilities” shall mean, (i) with respect to each Dissenting Share entitled to payment pursuant to Section 23-1-44 of the IBCL an amount equal to (A) the consideration determined to be due with respect to such Dissenting Share pursuant to Section 23-1-44 of the IBCL, together with any interest and penalties therein, minus (B) the amount otherwise payable with respect to such Dissenting Share pursuant to Article 2 of this Agreement if such share was not a Dissenting Share entitled to payment pursuant to Section 23-1-44 of the IBCL, plus (ii) all costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of accountants, advisors and other experts, and reasonable attorneys’ fees and expenses) incurred in connection with the defense and prosecution of all claims made pursuant to Section 23-1-44 of the IBCL by any holder of Dissenting Shares.

     (c) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation or other matter referred to in Section 7.3(a), then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnified Person) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such matters. Notwithstanding the foregoing or anything herein to the contrary, no Parent Indemnified Person shall be entitled to recover Losses or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more claims, and for this purpose recovery by any Parent Indemnified Person shall be deemed to be a recovery by all Parent Indemnified Persons.
     (d) If any Parent Indemnified Person becomes potentially entitled to any indemnification pursuant to Section 7.3(a) of this Agreement, the amount that such Parent Indemnified Person is entitled to recover in connection therewith shall nevertheless be limited as follows:
     (i) first, except as set forth in Section 7.3(f) below, no Losses shall be payable with respect to the matters specified in Section 7.3(a)(i) (other than with respect to any breach of or inaccuracy in the (x) representations and warranties contained in Sections 3.6(c), 3.6(e), 3.6(f), 3.6(g), 3.12 and 3.17 or (y) Fundamental Representations) until the total of all such Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”), and then only the excess amounts above the Deductible shall be payable;
     (ii) second, except as set forth in Section 7.3(f) below, Losses otherwise payable under Section 7.3(a)(i) arising out of any representations or warranties of the Company contained in Section 3.12 of this Agreement, but other than Losses arising out of or in connection with (x) Company’s or Parent’s inability to utilize research and experimentation Tax credits or (y) any representations or warranties of the Company contained in Section 3.12(o) of this Agreement, shall be subject to the limitations set forth in Section 7.3(e)(i) below;
     (iii) third, subject to Section 7.3(f) below, except with respect to breaches of or inaccuracies in the Fundamental Representations, the maximum liability with respect to indemnification payments to be made pursuant to Section 5.8 or Section 7.3(a)(i) (other than with respect to any breach of or inaccuracy in the Fundamental Representations), shall not exceed an aggregate amount equal to the value of the Escrowed Property as of the Effective Time (the “General Cap Amount”);
     (iv) fourth, the liability of the Eligible Shareholders and Eligible Stock Option Holders for Losses related to court and arbitration costs, costs of investigators, reasonable fees and expenses of accountants, advisors and other experts, and reasonable attorneys’ fees and expenses related to the HMH Litigation shall not exceed $1,500,000 (which will include in such $1,500,000 any costs paid, advanced or otherwise reimbursed by the applicable insurance carrier, so that, when calculating whether the cap has been reached both the amount paid, advanced or otherwise reimbursed by the applicable insurance carrier and the amount paid by the Eligible Shareholders and Eligible Stock Option Holders would be counted together in determining whether the cap had been reached; provided that nothing in this Section 7.3(d)(iv) shall be deemed to limit the right of Parent Indemnified Persons to be advanced amounts from the Escrowed Property in respect of fees, costs and expenses as set forth in Section 7.5(d) below; and
     (v) fifth, subject to Section 7.3(f) below, the maximum liability with respect to indemnification payments shall not in any event exceed an amount equal to the Merger Consideration.
     (e) For the purpose of recovering indemnification payments for which the Parent Indemnified Persons may be entitled under Section 5.8 and this Article 7, the Parent Indemnified Persons shall, subject in all cases to the limitations contained in this Article 7, seek satisfaction of any such indemnification obligations as follows:
     (i) first, in the case of recovering indemnification payments for which the Parent Indemnified Persons shall be entitled under Section 5.8 and this Article 7 (to the extent arising out of any representations or warranties of the Company contained in Section 3.12 of this Agreement), the Parent Indemnified Persons shall only be entitled to indemnification to the extent that any such Taxes exceed the Tax Deductible; provided that the Tax Deductible shall not apply (x) in the case of any Taxes related to or otherwise arising in connection with Company’s or Parent’s inability to utilize research and experimentation Tax credits or (ii) in the case of any claims for indemnification arising out of or in connection with any representations or warranties of the Company contained in Section 3.12(o) of this Agreement;
     (ii) second, the Parent Indemnified Persons shall seek satisfaction of any such indemnification obligations from property held under the Indemnification Escrow Agreement (on a pro rata basis from each Eligible Shareholder’s Escrow Amount as set forth on the Final Distribution Schedule); and
     (iii) third, if the Parent Indemnified Persons are not, following delivery of such property, completely indemnified (the amount of such Losses which are not so indemnified are referred to as “Unsatisfied Losses”), the Eligible Shareholders and Eligible Stock Option Holders, severally and not jointly, shall hold harmless and indemnify the Parent Indemnified Persons from and against all Unsatisfied Losses. Other than as provided in this Section 7.3(e)(iii), the Eligible Shareholders, shareholders of the Company as of the Closing Date, the former shareholders of the Company, the Eligible Stock Option Holders, holders of Company Stock Options, the current or former officers, directors or employees of the Company and the Shareholder Representative, individually or as a group, shall not have any personal liability for the payment of any indemnification obligations hereunder.
     (f) The limitations set forth in Sections 7.3(d) and 7.3(e) shall not apply in the case of common law fraud, intentional misrepresentation or willful misconduct.
     Section 7.4 Shareholder Indemnification. From and after the Closing, Sub and Parent hereby jointly and severally agree to indemnify and hold harmless the Eligible Shareholders, former shareholders of the Company, the Eligible Stock Option Holders, the holders of Company Stock Options, and the Company’s current and former directors, officers, employees, agents, affiliates, successor and assigns (each a “Shareholder Indemnified Person” and, collectively, the “Shareholder Indemnified Persons”) (a Parent Indemnified Person or a Shareholder Indemnified Person, as applicable, are referred to herein as an “Indemnified Person”) for, from and against any Losses arising out of (i) the breach of any representation or warranty of Sub or Parent contained in this Agreement or (ii) the breach by Sub or Parent of, or the failure by Sub or Parent to perform, any of its or their covenants or other agreements contained in this Agreement. The indemnification obligations and other agreements and covenants of Parent and Sub in this Article 7 are intended to be for the benefit of, and shall be enforceable by, each of the Shareholder Indemnified Persons and their respective heirs and legal representatives.
     Section 7.5 Procedures and Related Covenants.
     (a) An Indemnified Person that has (or believes that it has) a claim for indemnification under this Article 7 or Section 5.8(a), other than a claim for indemnification that involves a Third Party Claim, shall give written notice to Parent or the Shareholder Representative (as the representative of the Eligible Shareholders and Eligible Stock Option Holders) (each, an “Indemnifying Party”, as applicable) (a “Claim Notice”), requesting indemnification and describing in reasonable detail to the extent then known the nature of the indemnification claim being asserted by the Indemnified Person, providing therein an estimate of the amount of Losses attributable to the claim to the extent feasible (which estimate may be but shall not necessarily be conclusive of the final amount of such claim), and also providing therein the basis for and factual circumstances surrounding the Indemnified Person’s request for indemnification under this Article 7 or Section 5.8(a). The Indemnifying Person shall, within thirty (30) days after its receipt of a Claim Notice, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the Claim Notice. If the Indemnifying Person gives written notice that it admits the indemnification claim described in such Claim Notice, or fails to respond to the Claim Notice within such 30-day period, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article 7 or Section 5.8(a), and subject to the limitations hereof, with respect to the estimated amount of Losses stated in the Claim Notice. If the Indemnifying Person notifies the Indemnified Person in writing that it disputes such claim for indemnification, or that it admits the entitlement of the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim (a “Dispute”). In such event, the Indemnifying Person and the Indemnified Person shall use good faith efforts, for a period of thirty (30) days following the delivery of the relevant notice by the Indemnifying Person, to resolve the Dispute. If the Dispute is not resolved within such 30-day period, then either party may commence arbitration proceedings as contemplated by Section 9.9(b), or may request resolution by any other mutually agreeable method. Within five (5) business days following the date that amounts are determined to be owed to a Parent Indemnified Person, the Shareholder Representative and the Parent shall issue an appropriate joint written instruction instructing payment to the Indemnification Escrow Agent or the other Indemnifying Persons (as appropriate pursuant to Section 7.3(e)(iii)). Payment of all amounts determined pursuant to this Section 7.5(a) to be owed to a Parent Indemnified Person shall be made by the Indemnification Escrow Agent or the other Indemnifying Persons (as appropriate pursuant to Section 7.3(e)(iii)), upon the written instruction for the making of such payment by both the Shareholder Representative and Parent, but in any event within ten (10) days after (i) the making of a binding settlement approved by the Shareholder Representative and Parent, or (ii) the making of a final award by the arbitrator pursuant to Section 9.9(b) hereof with respect thereto, or (iii) the final determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Parent and the Shareholder Representative. Payment of all amounts determined pursuant to this Section 7.5(a) to be owed to a Shareholder Indemnified Person shall be made by Parent within ten (10) days after (i) the making of a binding settlement approved by the Shareholder Indemnified Person, the Shareholder Representative and Parent, or (ii) the making of a final award by the arbitrator pursuant to Section 9.9(b) hereof with respect thereto, or (iii) the final determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Shareholder Indemnified Person, the Parent and the Shareholder Representative.
     (b) If a claim is asserted against an Indemnified Person by a person other than a party to this Agreement and is based on factual allegations which, if true, would entitle the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) (any such claim is a “Third Party Claim”), the Indemnified Person against whom the Third Party Claim is asserted shall give written notice (a “Third Party Claim Notice”) to the Indemnifying Person of the assertion of such Third Party Claim, describing in such notice in reasonable detail to the extent then known the nature of the Third Party Claim and the factual basis and circumstances surrounding same and estimating the amount of Losses attributable to such Third Party Claim to the extent feasible (which estimate may be but shall not necessarily be conclusive of the final amount of such claim). A copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any, shall be attached to the Third Party Claim Notice. The failure of an Indemnified Person to properly deliver a Third Party Claim Notice to the Indemnifying Person shall not defeat or prejudice the indemnification rights under this Article 7 or Section 5.8(a) of such Indemnified Person with respect to the related Third Party Claim unless and except to the extent that the resulting delay is materially prejudicial to the defense of the Third Party Claim or the amount of Losses associated therewith. Within thirty (30) days after receipt of any Third Party Claim Notice with respect to a Third Party Claim (the “Election Period”), the Indemnifying Person shall notify the

Indemnified Person who provided the Third Party Claim Notice in writing that the Indemnifying Person either (i) disputes the right of the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect to that Third Party Claim, or (ii) admits the right of the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect to Losses arising in connection with that Third Party Claim. The failure of the Indemnifying Person to respond to the Indemnified Person within such thirty (30) day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Person that it admits the right of such Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect to Losses arising in connection with that Third Party Claim.
     (c) If the Indemnifying Person admits or is deemed to admit that an Indemnified Person is entitled to indemnification under this Article 7 or Section 5.8(a) with respect to Losses arising in connection with a Third Party Claim, then in such event (i) unless the Indemnified Person requests that it defend the Third Party Claim and the Indemnifying Person consents thereto, the Indemnifying Person shall vigorously defend the Third Party Claim with counsel approved by the Indemnified Person (which approval shall not be unreasonably withheld), and (ii) the Indemnifying Person shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Person (which approval may not be unreasonably withheld or delayed). If the Indemnifying Person disputes the right of the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect to the Third Party Claim described in a Claim Notice, or the Indemnified Person has requested to defend such Third Party Claim, then in either such event the Indemnified Person may defend the Third Party Claim with counsel of its choice and may enter into a settlement thereof without seeking or obtaining approval of the Indemnifying Person as to counsel employed or for the making of such settlement. If the Indemnified Person has requested to defend the Third Party Claim, then the amount of any Losses incurred by the Indemnified Person in connection with such Third Party Claim shall be indemnifiable. If the Indemnifying Person has disputed the right of the Indemnified Person to indemnification under this Article 7 or Section 5.8(a) with respect to the Third Party Claim described in a Claim Notice, then in such event the amount of Losses incurred by the Indemnified Person in connection with such Third Party Claim, and the Indemnified Person’s right to indemnification under this Article 7 or Section 5.8(a) with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Person and the Indemnified Person, or by appropriate proceedings in any court of competent jurisdiction, or by any other mutually agreeable resolution method. In this regard, the Indemnifying Person and the Indemnified Person shall use good faith efforts, for a period of thirty (30) days following the delivery of the relevant notice by the Indemnifying Person, to resolve such dispute. Within two (2) days following the date that amounts are determined to be owed to a Parent Indemnified Person, the Shareholder Representative and the Parent shall issue an appropriate joint written instruction instructing payment to the Indemnification Escrow Agent or the other Indemnifying Persons (as appropriate pursuant to Section 7.3(e)(iii)). Payment of all amounts determined pursuant to this subsection (c) to be owed to a Parent Indemnified Person shall be made by the Indemnification Escrow Agent or the other Indemnifying Persons (as appropriate pursuant to Section 7.3(e)(iii)), upon the written instruction for the making of such payment by both the Shareholder Representative and Parent, but in any event within ten (10) days after (i) the making of a binding settlement approved in writing by the Shareholder Representative and the Parent Indemnified Person, or (ii) the making of a final award by the arbitrator pursuant to Section 9.9(b) hereof with respect thereto, or (iii) the final determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Shareholder Representative and the Parent Indemnified Person. Payment of all amounts determined pursuant to this subsection (c) to be owed to a Shareholder Indemnified Person shall be made by Parent, within ten (10) days after (i) the making of a binding settlement, or (ii) the making of a final award by the arbitrator pursuant to Section 9.9(b) hereof with respect thereto, or (iii) the final determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of Parent and the Shareholder Indemnified Person.
     (d) Notwithstanding anything in this Article 7 to the contrary, subject, however, to the remaining provisions of this Section 7.5(d), the attorney’s fees, other professionals’ and experts’ fees, court and arbitration costs and all other fees, costs and expenses actually incurred by a Parent Indemnified Person in connection with (i) defending or otherwise related to the HMH Litigation and (ii) any other Third Party Claim or other indemnifiable matter in accordance with this Article 7 or Section 5.8 with regard to which the Shareholder Representative has agreed that Parent Indemnified Persons are entitled to indemnification, shall be, as Parent may request from time to time in writing to the Indemnification Escrow Agent, promptly advanced (or reimbursed, as the case may be) out of the Escrowed Property by distributing to Parent Escrowed Stock and Escrowed Cash (on a proportionate basis based on the amounts of Escrowed Cash and Escrowed Stock then held) having an aggregate value equal to such fees, costs and expenses actually incurred. If such amounts are so advanced or reimbursed and Parent or the Surviving Corporation subsequently recovers from any insurance carrier or other third party money for such amounts, in whole or in part, then Parent or the Surviving Corporation, as appropriate, shall promptly (A) notify the Shareholder Representative of such recovery and (B) replenish the Escrowed Property, or reimburse the Eligible Shareholders or the Eligible Option Holders, as appropriate, with such insurance or other third party funds within ten (10) business days after receipt of same.
     (e) [RESERVED].
     (f) Notwithstanding anything herein to the contrary, from and after the Effective Time, Parent or the Surviving Corporation shall conduct the defense and prosecution of the HMH Litigation in all respects and neither the Shareholder Representative nor any Shareholder Indemnified Person shall have any right to assume, conduct or otherwise participate in such defense and prosecution of the HMH Litigation, except to the extent specifically requested in writing by Parent to so participate.
     (g) All indemnification payments made under this Agreement (other than any post-closing interest payment) shall be treated by the parties as an adjustment to the Merger Consideration.

     Section 7.6 Exclusive Post-Closing Remedy. After the Closing, and except for any non-monetary, equitable relief to which any Indemnified Person may be entitled, the rights and remedies set forth in Section 5.8 and this Article 7 shall constitute the sole and exclusive rights and remedies of the Indemnified Persons under or with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement is intended to limit any right of any Person with respect to a claim of common law fraud, intentional misrepresentation or willful misconduct against another Person.
     Section 7.7 Liability Limitations. After the Closing, in no event shall any Indemnified Person be entitled to recover punitive or exemplary damages (other than punitive or exemplary damages that are components of judgments, orders and decrees against an Indemnified Person in actions by third parties to the extent that any such judgment, order or decree is subject to indemnification under Section 5.8 or this Article 7).
     Section 7.8 No Contribution. Each of the Shareholder Indemnified Persons waives, acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or Parent or any of their Affiliates in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.
Article 8. Termination
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement by the shareholders of the Company:
     (a) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1, and (ii) either (A) cannot be cured or (B) if curable through the exercise of commercially reasonable efforts, has not been cured within ten (10) days after the giving of written notice to the Company of such breach (provided, in any such case, that Parent and Sub are not then in willful breach of any representation, warranty or covenant contained in this Agreement);
     (b) by the Company, if Parent or Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2, and (ii) either (A) cannot be cured or (B) if curable through the exercise of commercially reasonable efforts, has not been cured within ten (10) days after the giving of written notice to the Parent of such breach (provided, in any such case, that the Company is not then in willful breach of any representation, warranty or covenant in this Agreement);
     (c) by Parent if the Closing has not taken place on or before July 1, 2009 (the “Outside Date”) (other than as a result of any failure on the part of Parent or Sub to comply with or perform any covenant or obligation of Parent or Sub set forth in this Agreement);
     (d) by the Company if the Closing has not taken place on or before the Outside Date (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement;
     (e) by mutual written consent duly authorized by the respective boards of directors of the Company and Parent; or
     (f) by either the Company or the Parent if any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall have been entered regardless of whether such order is appealable or has been appealed.
     Section 8.2 Notice of Termination; Effect of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision hereof pursuant to which such termination is effected. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in this Article 8, in Section 9.8 and in the existing confidentiality agreement between the Company and Parent, dated February 13, 2009 (the “Confidentiality Agreement”) shall survive the termination hereof and (ii) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.
Article 9. Miscellaneous
     Section 9.1 Definitions. The following terms are defined in the page of this Agreement set forth after each such term below:

AAA	63
Acquisition Transaction	45
Actions	25
Aggregate Unaccredited Shareholder Payment	8
Agreement	1
Articles of Merger	2
Benefit Plans	29
Business Employees	29
Cash Consideration	5
Claim Notice	54
Clients	36
Closing	1
Closing Date	1
Code	12
Company	1
Company Balance Sheet	18
Company Balance Sheet Date	18
Company Charter Documents	14
Company Financials	18
Company Intellectual Property	22
Company Material Adverse Effect	13
Company Material Contract	32
Company Permits	31
Company Requisite Vote	16
Company Securities	15
Company Stock Option Plan	8
Company Stock Options	8
Confidentiality Agreement	58
Contract	15

Copyrights	22
Deductible	51
Disbursement Account	11
Dispute	54
Dissenting Share Liabilities	50
Dissenting Shares	11
Distribution Schedule	4
Effective Time	2
Election Period	54
Eligible Shareholder	9
Eligible Stock Option Holder	8
Environmental Laws	31
Environmental Liabilities	32
ERISA	29
ERISA Affiliate	29
Escrow Amount	49
Escrow Release Date	48
Escrowed Cash	49
Escrowed Property	49
Escrowed Stock	49
Evercore	35
Fundamental Representations	48
GAAP	18
General Cap Amount	51
Governmental Authority	17
Hazardous Substances	32
Houghton Mifflin Litigation	50
HSR Act	35
IBCL	1
Indebtedness	15
Indemnification Escrow Agent	49
Indemnified Person	53
Indemnifying Party	53
Interim Balance Sheet	18
Interim Balance Sheet Date	18
Investment Representation Letter	4
Law	17
Liens	17
Losses	49
Marks	22
Merger	1
Merger Consideration	5
Non-Compete Agreement	4
Optionholder Consideration	8
Order	17
Outside Date	57
Parent	1
Parent Average Signing Price	6
Parent Designated Stock Price	6
Parent Indemnified Person	49
Parent Indemnified Persons	49
Parent Material Adverse Effect	37
Parent Stock	5
Patents	22
Paying Agent	9
PBGC	29
Per Share Accredited Shareholder Cash Amount	6
Per Share Stock Amount	7
Per Share Unaccredited Shareholder Consideration	8
Per Share Value	7
Person	10
Personal Property	22
Preclosing Tax Period	44
Proxy Statement	38, 42
Real Property Leases	22
Rights in Mask Works	23
Shareholder Indemnified Person	53
Shareholder Indemnified Persons	53
Shareholders Consent	41
Shareholders Meeting	41
Shares	1
Standard Company Agreement	33
Stock Consideration	5
Sub	1
Subsidiary	14
Suppliers	36
Surviving Corporation	1
Tax Contest	44
Tax Return	28
Taxes	28
Taxing Authority	28
Third Party Claim	54
Third Party Claim Notice	54
Total Accredited Shareholder Share Number	7
TradeSecrets	23
Transaction Expenses	64
Transfer Taxes	44
Unsatisfied Losses	52
Voting Agreement	1
WARN Act	35

     Section 9.2 Amendment and Modification. This Agreement may not be amended, supplemented, or otherwise modified except (i) prior to the Effective Time, by a written agreement executed by Parent and the Company and (ii) following the Effective Time, by a written agreement executed by Parent and the Shareholder Representative.
     Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed) on a business day (or if not on a business day, then on the next succeeding business day), or sent by an overnight courier service (with receipt confirmed) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Sub, to:
Blackboard, Inc.
650 Massachusetts Avenue N.W.
6th Floor
Washington, D.C. 20001-3796
Attention: Matthew H. Small, Chief Business Officer
Telephone No.: (202) 463-4860
Telecopy No.: (202) 463-4863
with copies (which shall not constitute notice) to:
Blackboard, Inc.
650 Massachusetts Avenue N.W.
6th Floor
Washington, D.C. 20001-3796
Attn: Justin Tan, Esq., SVP and Deputy General Counsel
Telephone: (202) 463-4860 x 2870
Telecopy: (623) 476-1418
and
Cooley Godward Kronish LLP
11951 Freedom Drive
Reston, VA 20190
Attn: Mark D. Spoto, Esq. and Brent B. Siler, Esq.
Telephone: (703) 456-8000
Telecopy: (703) 456-8100
(b)	if to the Company, to:

ANGEL Learning, Inc.
6510 Telecom Drive
Suite 400
Indianapolis, IN 46278
Attn: Christopher D. Clapp, President and CEO
Telephone No.: (317) 333-7300
Telecopy No.: (317) 333-7366
with a copy (which shall not constitute notice) to:
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis IN 46204-3535
Attn: David B. Millard, Esq. and Martin W. Zivitz, Esq.
Telephone No.: (317) 236-1313
Telecopy No.: (317) 231-7433
(c)	if to the Shareholder Representative:
Christopher D. Clapp
Shareholder Representative
c/o Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis IN 46204-3535
Attn: David B. Millard, Esq. and Martin W. Zivitz, Esq.
Telephone No.: (317) 236-1313
Telecopy No.: (317) 231-7433
with a copy (which shall not constitute notice) to:
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis IN 46204-3535
Attn: David B. Millard, Esq. and Martin W. Zivitz, Esq.
Telephone No.: (317) 236-1313
Telecopy No.: (317) 231-7433
     Section 9.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “delivered”, “made available to” or “provided to” or similar phrases in this Agreement shall mean information that has been made available for viewing or printing in the eRoom, a complete archival copy of which will be burned onto compact discs at the Effective Time, or as soon as practicable thereafter, and delivered to Parent and the Shareholder Representative. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms “dollars” or “$” means United States dollars. As used in this Agreement, the term “cash” means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement. When used herein the phrase “to the knowledge of” a Person or to the Person’s knowledge or similar phrases, (a) when used with respect to the Company, means (i) the actual knowledge of any of Christopher D. Clapp, Bryon Parnell, Ray Henderson, Candice Roberts and David Mills, and (ii) the knowledge that a prudent individual similarly situated to the individuals in clause (i) above would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the applicable matter, and (b) when used with Parent or Sub, means the actual knowledge of any of (i) of Michael L. Chasen, Matthew Small and Michael Beach, and (ii) the knowledge that a prudent individual similarly situated to the individuals in clause (i) above would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the applicable matter.
     Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or Adobe® portable document format, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as contemplated by Section 5.8 (with respect to Parent Indemnified Persons), Section 5.11 (with respect to the Accredited Shareholders and the Shareholder Representative and their respective heirs, permitted successors and assigns and legal representatives) and Article 7 (with respect to Indemnified Persons), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
     Section 9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance (which shall include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy at law or equity.
     Section 9.9 Governing Law; Dispute Resolution and Jurisdiction.
     (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware, except that the provisions of the IBCL shall govern the Merger.
     (b) Except for claims for equitable or emergency relief or as otherwise specifically provided herein (including Section 9.8), all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by three arbitrators selected in accordance with the rules of the American Arbitration Association, in Indianapolis, Indiana. (the “AAA”), by the AAA. The hearing before the arbitrators shall be held in Indianapolis, Indiana, and shall be conducted in accordance with the rules existing at the date thereof of the AAA, to the extent not inconsistent with this Agreement. The decision of the arbitrators shall be final and binding as to any matters submitted to them under this Agreement, and judgment on the award may be entered in any court having jurisdiction. Any award shall be paid in the currency of the United States of America. All costs and expense reasonably incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.
     (c) Subject to Section 9.9(b), each of the parties hereto (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts located in Indianapolis, Indiana; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 9.3 or at such other address of which a party shall have been notified pursuant thereto; (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law; and (vi) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim in such action or proceeding.
     Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (a) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder and (b) Parent and the Surviving Corporation may assign their rights hereunder to any lender or financing source as part of a collateral assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.11 Transaction Expenses. Except as otherwise agreed in writing by the parties or set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense. The fees and costs of the Indemnification Escrow Agent and the Paying Agent shall be divided equally between the Parent, on the one hand, and the Company prior to the Effective Time, on the other hand. The Company shall bear the fees and expenses of the Company incurred in connection with the transactions contemplated by this Agreement prior to the Effective Time, including any investment banking or other fees payable to Evercore, all legal and accounting fees and expenses, including a reasonable estimate for post-closing expenses (all fees and expenses to be paid by the Company are referred to collectively as the “Transaction Expenses”).
     Section 9.12 Reliance. Each of the parties hereto acknowledges that (a) except as expressly set forth in Articles 3 and 4 of this Agreement, each of the Company, Parent and Sub disclaims all other representations and warranties as to it and its respective business, assets, liabilities, financial condition, results of operations and prospects, either express or implied, including any warranty of merchantability or warranty of fitness for a particular purpose and (b) no representation or warranty has been given by any shareholder of the Company in this Agreement.
[Signature Page Follows]

     In Witness Whereof, Parent, Sub, the Company and the Shareholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the Signing Date.

Blackboard Inc.
By:	/s/ Matthew H. Small
Matthew H. Small, Chief Business Officer

Football Merger Sub Inc.
By:	/s/ Matthew H. Small
Matthew H. Small, Chief Business Officer

Angel Learning, Inc.
By:	/s/ Christopher D. Clapp
Name: Christopher D. Clapp
Title: President and Chief Executive Officer

Shareholder Representative
/s/ Christopher D. Clapp
Christopher D. Clapp

65